UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ◻

Check the appropriate box:

☐Preliminary Proxy Statement

☐Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material Pursuant to §240.14a-12

SmartFinancial, Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒No fee required.

☐Fee paid previously with preliminary materials.

☐Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

5401 Kingston Pike, Suite 600
Knoxville, Tennessee 37919

April 7, 2026

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders (the “Annual Meeting”) of SmartFinancial, Inc. (the “Company”), which will be held at the SmartBank executive office, 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919, on Thursday, May 21, 2026, at 2:30 p.m., Eastern Daylight Time.

At the Annual Meeting, you will be asked to vote on proposals to: (i) elect as directors the 10 nominees named in the accompanying proxy materials; (ii) ratify the appointment of our independent registered public accounting firm for our fiscal year ending December 31, 2026; (iii) approve, on a non-binding advisory basis, the compensation of SmartFinancial’s named executive officers as listed in the accompanying proxy materials; and (iv) consider other matters as may properly come before the Annual Meeting or any adjournment of the meeting.

Pursuant to the Securities and Exchange Commission’s “notice and access” rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or about April 7, 2026, a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders of record and beneficial owners as of the close of business on March 24, 2026, the record date for the Annual Meeting. On the date of mailing of the Notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials on our website at www.smartfinancialinc.com.

The Notice will also identify (i) the date, time, and location of the Annual Meeting; (ii) the proposals to be acted upon at the Annual Meeting and the recommendation of our Board of Directors with regard to each proposal; (iii) a toll-free telephone number, an email address, and a website where shareholders can request a paper or e-mail copy of the proxy statement and a form of proxy relating to the Annual Meeting; (iv) information about how to access and vote using the form of proxy; and (v) information about how to obtain directions to attend the Annual Meeting and vote in person. These proxy materials will be available free of charge.

Your vote is important. We encourage you to access and read the proxy materials. If you attend the Annual Meeting, you may vote in person even if you previously voted by proxy. Whether you expect to be present at the Annual Meeting, please vote and submit your proxy as soon as possible as the accompanying proxy materials instruct. Promptly voting will help ensure that the greatest number of shareholders of the Company are present whether in person or by proxy.

Thank you for your interest and support.

Sincerely,

William Y. (“Billy”) Carroll, Jr. President and Chief Executive Officer	Wesley M. (“Miller”) Welborn Chairman

Important Notice Regarding the Availability of Proxy Materials

In accordance with rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of the proxy materials to each shareholder of record or beneficial owner, we are furnishing proxy materials, which include this proxy statement, to our shareholders over the Internet. If you want to receive a paper or e-mail copy of these documents or documents for all future shareholder meetings, you must request one. There is no charge to you for requesting a copy. Please make your request by contacting Nathan Strall by telephone at (865) 868-2604 or email at nathan.strall@smartbank.com on or before May 11, 2026, to facilitate timely delivery. You will not otherwise receive a paper or e-mail copy of these documents.

Most shareholders will not receive printed copies of the proxy materials unless requested. Instead, most shareholders will only receive a notice that provides instructions on how to access and review our proxy materials online. We have chosen electronic access to our proxy materials to save us the cost of producing and mailing these documents. We believe this expedites shareholder receipt of proxy materials, lowers the costs incurred by us and conserves natural resources.

We have mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to you, which will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials.

The Notice will be available to shareholders on or about April 7, 2026.

If you receive more than one Notice, it means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone or sign and return by mail all proxy cards.

NOTICE OF 2026
ANNUAL MEETING OF SHAREHOLDERS

2:30 p.m., Eastern Time	5401 Kingston Pike, Suite 600 Knoxville, Tennessee 37919
Date and Time May 21, 2026 2:30 p.m., Eastern Time	Place SmartBank Executive Office 5401 Kingston Pike, Suite 600 Knoxville, Tennessee 37919

Purpose

The purposes of the Annual Meeting are:

(i)
To elect as directors the 10 nominees named in these proxy materials (“Proposal Number One”);
(ii)
To ratify the appointment of Elliott Davis, PLLC as the company’s independent registered public accountants for our fiscal year ending December 31, 2026 (“Proposal Number Two”);
(iii)
To approve, on a non-binding advisory basis, the compensation of SmartFinancial’s named executive officers as listed in these proxy materials (“Proposal Number Three”); and
(iv)
To transact any other business as may properly come before the Annual Meeting or any adjournment of the meeting.

Who Can Vote

The Board set March 24, 2026, as the record date for the Annual Meeting. Holders of shares of our common stock at the close of business on the record date are entitled to attend the Annual Meeting and vote on the proposals brought forth during the Annual Meeting.

How Can You Vote

You may cast your vote electronically via the Internet or by telephone by following the instructions on your proxy card, voting instruction form or notice of internet availability of proxy materials. If you received your proxy materials by mail, you may vote by completing and submitting a proxy card or voting instruction form. You may also vote at the Annual Meeting.

Who Can Attend

All shareholders are invited to attend the Annual Meeting.

By Order of the Board of Directors,

William Y. (“Billy”) Carroll, Jr.
President and Chief Executive Officer

.www.smartfinancialinc.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2026

Our Proxy Statement for the 2026 Annual Meeting of Shareholders and our Annual Report to Shareholders for the year ended December 31, 2025 are available at .www.smartfinancialinc.com.

PROXY STATEMENT SUMMARY

To assist you in reviewing our proxy statement, we have summarized several key topics below, including information about the Annual Meeting, the proposals to be voted upon, our current board composition, corporate governance highlights and 2025 business highlights. As summaries, these sections do not contain all the information you should consider before voting. For more complete information, you should review the rest of our proxy statement as well as our Annual Report to Shareholders for the year ended December 31, 2025. We are distributing this proxy statement on or about April 7, 2026.

Annual Meeting Shareholders—General Information

WHEN May 21, 2026 2:30 p.m., Eastern	PLACE SmartBank Executive Office 5401 Kingston Pike, Suite 600 Knoxville, Tennessee 37919
RECORD DATE Tuesday, March 24, 2026	

(Nominee Bios)
Proposals	Board Recommendation	Page Reference

To elect as directors the 10 nominees named in the proxy statement and recommended by the Board of Directors to serve for a one-year term expiring at the 2027 annual meeting of shareholders and until their successors are elected and qualified.

	FOR all Director Nominees	Page 8 (Proposal 1) Page 9 (Nominee Bios)
To ratify the appointment of Elliott Davis, PLLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.	FOR	Page 51 (Proposal 2)
To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.	FOR	Page 32 (Executive Compensation) Page 39 (Summary Compensation Table) Page 53 (Proposal 3)

Information about the directors

The following table shows, as of March 24, 2026, for each nominee to the Board of Directors: (1) his or her name; (2) his or her age; (3) his or her position(s) with SmartFinancial or SmartBank, other than as a director, if any; and (4) how long he or she has been a director of SmartFinancial, SmartFinancial’s predecessor entity, SmartFinancial, Inc. (“Legacy SmartFinancial”) and/or SmartBank.

Nominee	Age	Position(s) with SmartFinancial or SmartBank (other than as Director)	Director Since
Cathy G. Ackermann	76	N/A	2022
Victor L. Barrett	73	N/A	2007
William (“Billy”) Y. Carroll, Jr.	57	President & CEO of SmartFinancial and SmartBank	2007
William (“Bill”) Y. Carroll, Sr.	86	Vice Chairman of SmartFinancial and SmartBank	2007
David A. Ogle	68	N/A	2007
Kelli D. Shomaker	63	N/A	2025
Steven B. Tucker	73	N/A	2017
Wesley M. (“Miller”) Welborn	67	Chairman of SmartFinancial, Inc. and SmartBank	2009
Keith E. Whaley, O.D.	55	N/A	2007
Geoffrey A. Wolpert	70	N/A	2007

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. We encourage you to read it carefully. We are distributing this proxy statement on or about April 7, 2026. In this proxy statement, the terms “we,” “our,” “ours,” “us,” “SmartFinancial”, “SMBK” and the “Company” refer to SmartFinancial, Inc. The term “SmartBank” refers to our wholly owned bank subsidiary, which is a Tennessee banking corporation. The terms “Board” and “Board of Directors” refer to the Board of Directors of SmartFinancial.

We do not know of any business that will be presented for consideration at the Annual Meeting other than the matters described in this proxy statement. This proxy statement is dated April 7, 2026, and is being mailed or otherwise made available to the shareholders of SmartFinancial on or about April 7, 2026, along with the form of proxy.

Voting information

Record Date and Shareholders Entitled to Vote

The Board set March 24, 2026, as the record date for the Annual Meeting. Holders of shares of our common stock at the close of business on the record date are entitled to attend the Annual Meeting and vote on the proposals brought forth during the Annual Meeting or any postponements or adjournments thereof. Each share of our common stock is entitled to one vote. Shareholders do not have cumulative voting rights.

Outstanding Shares and Quorum

There were 17,098,473 shares of common stock outstanding on the record date (inclusive of 274,420 unvested shares of restricted stock having voting rights).

The presence of holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum. In order to have a meeting of shareholders, it is necessary that a quorum be present. A quorum will be present if a majority of the shares of issued and outstanding common stock are represented at the Annual Meeting in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed to permit the further solicitation of proxies.

Procedures for Voting by Proxy

Shareholders of Record; Shares Registered Directly in Your Name. Shareholders of record may vote their shares in person during the Annual Meeting or submit a proxy to cause their shares to be represented and voted at the Annual Meeting. Shareholders of record may grant a proxy with respect to their shares by one of four ways: PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

●	By internet. The website for voting is www.proxyvote.com. In order to vote via the internet, you need the control number on your Notice or proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. The internet voting system is available 24 hours a day, seven days a week, until 11:59 P.M. Eastern Daylight Time on Wednesday, May 20, 2026. Once you are logged on to the internet voting system, you can record your voting instructions. If you use the internet voting system, you do not need to return your proxy card.
●	By telephone. If you are a registered holder, you may vote via telephone by calling 1-800-690-6903. The telephone voting system is available 24 hours a day, seven days a week, until 11:59 P.M. Eastern Daylight Time on Wednesday, May 20, 2026. In order to vote by telephone, you need the control number on your notice or proxy card. Each shareholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. Once you are logged on the telephone voting system, a series of prompts will tell you how to record your voting instructions. If you use the telephone voting system, you do not need to return your proxy card.
●	By mail. If you received a paper copy of the proxy materials in the mail, you may vote your shares by signing and dating your proxy card and returning it in the envelope provided. If you mail your proxy card, Broadridge must receive it by Monday, May 18, 2026.
●	In person. You may attend the Annual Meeting and provide your voting instructions to the Inspectors of Election. However, you can vote by any of the methods above prior to the meeting and still attend the Annual Meeting. In all cases, a vote at the Annual Meeting will revoke any prior votes. Please note that if your shares are held through a broker or in “street name”, then you are not the shareholder of record and you must obtain a legal proxy from your broker or other nominee to vote at the Annual Meeting.

If you are a shareholder of record and you return a signed and dated proxy card without marking any voting selections, your shares will be voted (1) “FOR” the election to the Board of Directors the 10 nominees listed below under “Proposal Number 1: Election of Directors,” (2) “FOR” the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2026, “Proposal Number 2: Ratification of Independent Registered Public Accounting Firm”, and (3) “FOR” approving the compensation of the named executive officers, detailed below under “Compensation of Directors and Named Executive Officers.” “Proposal Number 3: Advisory Vote on the Compensation of SmartFinancial’s Named Executive Officers”. If any director nominee becomes unavailable for election for any reason prior to the vote at the Annual Meeting, the Board may reduce the number of directors to be elected or substitute another person as a nominee, in which case your proxy (one of the individuals named on your proxy card) will vote for the substitute nominee. If any other matter is properly presented at the Annual Meeting, your proxy will vote your shares as recommended by the Board or, if no recommendation is given, will vote your shares using his or her discretion.

The proxy solicited hereby, if properly voted and not revoked prior to its use, will be voted in accordance with the directions contained therein. Votes will be counted the day of the Annual Meeting by the inspector of election appointed by the Company for the Annual Meeting. The Board has appointed William (“Billy”) Y. Carroll, Jr. and Wesley M. (“Miller”) Welborn as your proxies, each with power of substitution, at the Annual Meeting. We are not aware of any other matters to be considered at the Annual Meeting. However, if any other matters come before the Annual Meeting, Mr. Carroll, Jr. and Mr. Welborn will vote your proxy on such matters in accordance with their judgment.

Broker non-votes

Many of our shareholders hold their shares through a bank, broker, or other nominee rather than directly in their own name. If you hold our shares in “street name” through a bank, broker, or other nominee, you are considered to be the beneficial owner of those shares held in street name, and your bank, broker, or other nominee, who is considered the shareholder of record with respect to those shares, is forwarding these materials to you. As the beneficial owner of shares held in street name, you have the right to direct your bank, broker, or other nominee how to vote. As the beneficial owner of shares held in street name, you are also invited to attend the Annual Meeting. However, since your bank, broker, or other nominee, and not you, is the shareholder of record, you may not vote shares held in street name in person at the Annual Meeting unless you obtain a signed “legal proxy” from your bank, broker, or other nominee giving you the right to vote the shares. Your bank, broker, or other nominee has enclosed or provided with this proxy statement a voting instruction card for you to use to direct your bank, broker, or other nominee how to vote your shares.

Brokers, banks or other agents that have not received voting instructions from their customers cannot vote on their customers’ behalf with respect to proposals that are not “routine” but may vote their customers’ shares with respect to proposals that are “routine.”  Shares that brokers, banks and other agents are not authorized to vote are referred to as “broker non-votes.” The ratification of the Company’s independent registered public accounting firm is a routine proposal, while all other proposals in this proxy statement (including the election of directors and “say-on-pay” vote) are not “routine” proposals. Therefore, if you are a beneficial holder and if you submit a voting instruction form to your bank, broker or other nominee but do not specify how to vote your shares, your shares will be voted in the bank, broker or other nominee’s discretion with respect to the ratification of the Company’s independent registered public accounting firm, but such shares will not be voted with respect to the election of directors or the “say-on-pay” vote.

Proxy Revocation and Changing My Vote

You may revoke or change your proxy and change your vote at any time before the polls close at the Annual Meeting. If you are the record holder of the shares, you may do this by (a) signing and delivering another proxy with a later date, (b) by voting in person at the Annual Meeting, (c) filing a written notice of revocation with our Investor Relations at our principal executive offices, 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919, or (d) by voting again over the Internet or by telephone prior to 11:59 p.m. Eastern Daylight Time on May 20, 2026. Please note that attending the Annual Meeting in person will not automatically change or revoke your proxy unless you vote again in person at the Annual Meeting.

If your shares are held by your bank, broker, or other nominee, you should follow the instructions provided by your bank, broker, or other nominee.

Solicitation of Proxies

The Board is soliciting proxies for the purposes set forth in the Notice. Solicitations of proxies may be made in person or by mail, telephone, or other means. We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our directors, officers, and associates may assist in soliciting proxies but will not receive additional compensation for doing so.

Voting Results

The Company will publish the voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days following the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Householding

We are permitted to send a single Notice and any other proxy materials we choose to mail to shareholders who share the same last name and address.  This procedure is called “householding” and is intended to reduce our printing and postage costs. If you would like to receive a separate copy of a proxy statement or annual report, either now or in the future, or if you would like to request householding and are currently receiving multiple copies, please contact Investor Relations at the following address: 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919, or by e-mail at nathan.strall@smartbank.com. If you hold your shares through a bank, broker or trustee or other nominee and would like to receive additional copies of the Notice and any other proxy materials, or if multiple copies of the Notice or other proxy materials are being delivered to your address and you would like to request householding, please contact your nominee.

Other Matters

Shareholders who have questions about the matters to be voted on at the Annual Meeting or how to submit a proxy should contact Investor Relations of the Company at 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919, or by e-mail at nathan.strall@smartbank.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company with respect to beneficial ownership of the Company’s common stock as of March 24, 2026, for (i) each director and nominee for director, (ii) the Company’s named executive officers, and (iii) all Company directors and named executive officers as a group.

	Number of		Total
	Shares of		Number of	Percentage of
	Common		Shares of	Class of
	Stock		Common	Shares Beneficially
	Directly or		Stock	Owned as of
	Indirectly	Right to	Beneficially	March 25,
Directors and Named Executive Officers(1)	Owned	Acquire	Owned	2025(2)
Cathy G. Ackermann	29,431	—	29,431	*
Victor L. Barrett	157,850	—	157,850	*
Cynthia A. Cain	12,214	—	12,214	*
William (“Billy”) Carroll, Jr.(3)	175,760	—	175,760	1.03%
William (“Bill”) Carroll, Sr.	31,008	—	31,008	*
Ronald J. Gorczynski	24,729	—	24,729	*
Rhett D. Jordan	12,702	—	12,702	*
David A. Ogle	238,812	—	238,812	1.40%
Kelli D. Shomaker	1,830	—	1,830	*
Steve B. Tucker	50,722	—	50,722	*
Wesley M. (“Miller”) Welborn	147,236	—	147,236	*
Keith E. Whaley, O.D.	87,369	—	87,369	*
Geoffrey A. Wolpert	214,842	—	214,842	1.26%
All directors and executive officers as a group (13 persons)	1,184,505	—	1,184,505	6.93%

*	Less than 1%
(1)	Each person is the record owner of and has voting and investment power with respect to his or her shares. The address for each person listed is c/o SmartFinancial, Inc., 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919.
(2)	The calculations are based on 17,098,473 shares of SmartFinancial, Inc. common stock outstanding on March 24, 2026, inclusive of 274,420 unvested shares of restricted stock.
(3)	As of March 24, 2026, Mr. Carroll, Jr. has pledged 15,750 shares of SmartFinancial, Inc., common stock that he beneficially owns to secure lines of credit or other indebtedness.

PRINCIPAL OWNERS OF COMMON SHARES

Listed below are the only individuals and entities known by the Company to beneficially own more than 5% of the outstanding common shares of the Company as of March 24, 2026 (assuming their holdings have not changed from such other date as may be shown below):

	Common Shares	Percentage of
Name	Beneficially Owned	Outstanding Shares
BlackRock, Inc. (1)	1,200,696	7.1%

(1)	Based solely on BlackRock, Inc.’s statement on Schedule 13G/A of beneficial ownership as of March 31, 2025, which was filed on April 17, 2025, with the SEC. The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees and vote required to elect nominees

The Board of Directors currently has 10 members with all serving one-year terms. The Nominating Committee of the Board of Directors has proposed the following 10 individuals to serve as directors until the 2027 annual meeting of shareholders, each of whom is currently a member of the Board of Directors.

Cathy G. Ackermann

Victor L. Barrett

William (“Billy”) Y. Carroll, Jr.

William (“Bill”) Y. Carroll, Sr.

David A. Ogle

Kelli D. Shomaker

Steven B. Tucker

Wesley M. (“Miller”) Welborn

Keith E. Whaley, O.D.

Geoffrey A. Wolpert

The Board of Directors recommends that you elect the above 10 director nominees. There are no arrangements or understandings between any of the directors and any other person pursuant to which he or she was selected as a director. No current director has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers except as described in this proxy statement.

If a quorum is present, the directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees receiving the highest number of votes will be elected directors. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter. If you submit a proxy but do not specify how you would like it to be voted, Mr. Carroll, Jr. and Mr. Welborn will vote your proxy to elect the 10 director nominees. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Carroll, Jr. and Mr. Welborn will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in your proxy.

This Proposal Number One gives you as a shareholder the opportunity to vote for the above listed directors through the following resolution:

RESOLVED, that the shareholders of SmartFinancial, Inc. elect the following persons as directors of SmartFinancial, Inc. for a term ending at the annual meeting of shareholders of SmartFinancial, Inc. to be held in the year 2027, and until their successors are duly elected and qualified: Cathy G. Ackermann, Victor L. Barrett, William (“Billy”) Y. Carroll, Jr., William (“Bill”) Y. Carroll, Sr., David A. Ogle, Kelli D. Shomaker, Steven B. Tucker, Wesley M. (“Miller”) Welborn, Keith E. Whaley, O.D., and Geoffrey A. Wolpert.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT FOR ELECTION TO THE BOARD

Set forth below for each director nominee is a discussion of his or her principal occupation and business experience for the past five years. Except as otherwise indicated, each individual has been engaged in his or her present principal occupation for more than five years.

Cathy G. Ackermann
Independent Director Age: 76 Director Since: 2022

Ms. Ackermann founded and was CEO of a 40-year-old public relations firm, Ackermann Marketing & PR, prior to its recent merger with Design Sensory, one of Tennessee’s largest advertising and digital agencies.  She currently serves as senior strategist and business development consultant with Design Sensory and is recognized nationally as a speaker and author on the topic of how to grow a successful professional services firm.

Leadership: Ms. Ackermann has extensive knowledge of business growth, strategies and marketing. She brings experience in business acuity with her lengthy marketing and PR career. She has been the recipient of numerous awards and accolades for her leadership roles.

Industry & Finance: Ms. Ackermann has been at the helm of Ackermann PR for over 40 years. She founded the firm in 1982 after serving as Director of Corporate Marketing and Promotions for the 1982 World’s Fair. She was responsible for generating millions in revenue and worked primarily with Fortune 500 companies. Her firm has become one of the top mid-sized, independent PR firms in the South. In its first five years, the company grew over 650 percent, placing Ackermann PR on Inc. magazine’s list of fastest-growing companies in the country, and the firm has continued its track record of growth and impressive client acquisitions.

Civic Involvement: Ms. Ackermann is very involved in community organizations as a volunteer and serves on multiple boards of directors, including East Tennessee Children’s Hospital, UT Development Council, UT College of Communications Board of Visitors and Great Smoky Mountains Institute at Tremont, among others. She is a recent past member of the board of directors of the U.S. Council for PR Firms in New York and is a founding member of the Croft Society, a group of 20 of the top regional PR firms in the country. Past community board involvements include numerous organizations.

Victor L. Barrett
Independent Director Age: 73 Director Since: 2007

Co-founder and current partner of The Track Recreation Center, a family entertainment center business with locations in Pigeon Forge, Tennessee; Destin, Florida; and Gulf Shores, Alabama. Prior to 1984, he worked with various oil-related companies in accounting and finance positions in Houston, Texas.

Leadership: Through his experience in the energy sector and as a successful business owner, Mr. Barrett has developed strong management, leadership, and financial experience. He also brings extensive knowledge of the East Tennessee business community to SmartFinancial.

Industry & Finance: Mr. Barrett has served in various accounting and finance positions, and he is a licensed certified public accountant and in inactive status.

Civic Involvement: He currently serves on the Gatlinburg Airport Authority Board. Mr. Barrett has previously served on the Board of the Tennessee Museum of Aviation and the City of Pigeon Forge Industrial Development Board.

William (“Billy”) Y. Carroll, Jr.
President and Chief Executive Officer of SmartFinancial, Inc. and SmartBank Age: 57 Director Since: 2007

Currently serves as the President and Chief Executive Officer of SmartBank and SmartFinancial. Prior to starting at the Company in 2007, his financial industry tenure included various management roles, including the position of Board Member, Executive Vice President and Chief Financial Officer with Citizens National Bank in Sevierville, Tennessee.

Leadership: Mr. Carroll, Jr.’s skills in management, leadership, business operations, accounting and finance have successfully positioned SmartBank throughout its diverse markets.

Industry & Finance: With his many years of experience in the banking sector, he has extensive knowledge of the financial industry, including experience leading a publicly traded company.

Civic Involvement: Active in his community, he currently serves as a director for the Federal Reserve Bank of Atlanta and the Tennessee Bankers Association.  Previously, he has served as a branch director for the Federal Reserve Bank of Atlanta’s Nashville Branch, a Board member for the Great Smoky Mountains Institute at Tremont, a member of both the University of Tennessee Haslam College of Business Finance Advisory Council and the University’s Chancellor’s Associates, as well as in various capacities with numerous other local organizations

William (“Bill”) Y. Carroll, Sr.
Vice Chairman of the Board SmartFinancial, Inc. and SmartBank Age: 86 Director Since: 2007

Served as SmartBank and Legacy SmartFinancial’s Board Chairman from its inception until 2016. Mr. Carroll, Sr. currently serves as Vice Chairman of both SmartBank’s and SmartFinancial’s Boards of Directors. Mr. Carroll, Sr. previously served as the Director of Business development for SmartBank from 2007 to 2019. He began his banking career in 1963 with Hamilton National Bank. He began serving with Citizens National Bank when it opened in 1973. While there, Mr. Carroll, Sr. moved from Vice President to the roles of President, Chief Executive Officer and Chairman of the Board.

Leadership: With his expansive banking career, Mr. Carroll, Sr. brings a variety of skills and leadership values to the SmartFinancial organization. His role as President and CEO of Citizens National Bank included leading the senior management team through a period of heavy and successful growth. In his current role with SmartBank, he uses his leadership and management skills in business development.

Industry & Finance: With considerable strategic insight and management skills built through his 50 years of experience in the financial industry, Mr. Carroll, Sr. brings a wealth of knowledge about the East Tennessee business community to SmartFinancial.

Civic Involvement: Mr. Carroll, Sr. has served the banking industry in a variety of ways, including: past President and Board member of the Tennessee Bankers Association, past member of the Federal Home Loan Bank of Cincinnati, and member of the State Advisory Council of the U.S. Small Business Administration. Mr. Carroll, Sr. is the recipient of the Leader in Banking Excellence Award from the Tennessee Bankers Association. He also served as past Chairman of the Board of Fort Sanders Medical Center, and is a former member of the University of Tennessee Board of Trustees.

David A. Ogle
Independent Director Age: 68 Director Since: 2007

Currently serves as the Lead Independent Director of the Board of Directors. Mr. Ogle was the co-founder and currently serves as President of Five Oaks Development Group. Additionally, he is the founder of Five Oaks/Ogle, Inc., co-founder and President of Oaktenn, Inc., and co-founder and officer of Five Oaks Outlet Centers, Inc. His career also includes extensive development experience in tourism, retail, attraction and lodging sectors.

Leadership: With his past experience starting and leading multiple commercial endeavors, Mr. Ogle’s extensive background in finance, management, business operations, and strategic development brings valuable strategic leadership to the SmartFinancial Board of Directors.

Industry & Finance: As the founder of a number of commercial enterprises, Mr. Ogle has been one of the leading real estate developers and contractors in East Tennessee over the past quarter century.

Civic Involvement: Highly active in his community, Mr. Ogle is the past Chairman of the Tennessee Real Estate Commission and past Chairman of the Board of Trustees for Carson Newman University. In December 2010, he was conferred an Honorary Doctorate of Business Administration from Carson Newman University. He has also been recognized by Business Tennessee magazine for his success as a Top Commercial Real Estate Developer. In 2007, he was inducted into the East Tennessee Business Hall of Fame.

Kelli D. Shomaker
Independent Director Age: 63 Director Since: 2025

Currently serves at Auburn University as the Senior Vice President for Business and Administration and the Chief Financial Officer. Ms. Shomaker received her bachelor’s degree in accounting from Texas A&M University, a master’s degree in Higher Education Administration from Auburn University and is a Certified Public Accountant.

Leadership: Ms. Shomaker is a seasoned administrator, having spent over thirty years in higher education, including sixteen years at Texas A&M University.

Industry & Finance: Ms. Shomaker has an extensive knowledge of financial reporting, budgets, procurement and payments, cash management, debt management, facilities, real estate, human resources, trademark and licensing, risk management, strategic planning and numerous administrative units on campus. Prior to higher education Ms. Shomaker was the Vice President, Treasurer and Controller for a publicly traded investment company and worked as an auditor for the accounting firm of PricewaterhouseCoopers.

Civic Involvement: Highly active in her community, Ms. Shomaker serves as a Board member of the Retirement System of Alabama, the Alabama Public Education Employees Health Insurance Plan, the Treasury Institute of Higher Education (Chair), the Lee County Boys & Girls Club, and the NABUCO Treasury and Investment Advisory Committee. Additionally, Ms. Shomaker serves as the President of the Dudley Foundation.

Steven B. Tucker
Independent Director Age: 73 Director Since: 2017

The past President of Barnett Transportation, a liquid bulk transporter headquartered in Tuscaloosa, Alabama. Mr. Tucker is also a Principal in TriCo Resources, a trailer leasing company, as well as BTI Real Estate. He has an extensive background including service as an officer in the United States Army. After his military career, he joined the national accounting firm of Arthur Andersen, and became a certified public accountant. Mr. Tucker has over 20 years of public accounting experience. Prior to his appointment to the SmartFinancial Board, Mr. Tucker was Chairman of the Board of Directors of Capstone Bancshares, Inc. and Capstone Bank, which were both acquired by SmartFinancial in 2017.

Leadership: In addition to his military career, Mr. Tucker’s extensive knowledge of the Alabama business community makes him a valuable asset to SmartFinancial’s growth strategy. His accounting experience, leadership skills and business acumen also lend insights that are crucial to SmartFinancial’s vision.

Industry & Finance: Through his career as Chief Financial Officer and President of Barnett Transportation and his public accounting experience, Mr. Tucker has developed an extensive knowledge of the Alabama business community and the financial industry.

Civic Involvement: Mr. Tucker’s many years of involvement with the Tuscaloosa Children’s Hands-On Museum has included the roles of Treasurer and President. He has served on the Board of the Alabama Trucking Association Workmen’s Compensation Fund, as well as other various civic organizations.

Wesley M. (“Miller”) Welborn
Chairman of the Board SmartFinancial Inc. and SmartBank Age: 67 Director Since: 2009

Currently serves as Chairman of the Board of Directors of SmartFinancial and SmartBank. Mr. Welborn’s career has included a variety of ventures, including former Co-Founding Partner of the Lamp Post Group, a Chattanooga, Tennessee-based venture capital incubator, where he served from 2010 to 2015. He also has served for over 20 years as President of Welborn & Associates, Inc., a Chattanooga, Tennessee-based transportation consulting firm, and is the former President and Chief Executive Officer of the formerly publicly traded trucking company, Boyd Bros. Transportation, Inc. Mr. Welborn also serves as a director of Covenant Logistics Group, Inc. (NASDAQ-CVLG).

Leadership: Mr. Welborn’s expansive and deep knowledge of the Chattanooga community is not only valuable for entrepreneurial and strategic initiatives, but he also provides experience with public company purchase and sale transactions. He brings experience in leadership and business operations with his past role as President & Chief Executive Officer of Boyd Bros. Transportation, Inc.

Industry & Finance: Mr. Welborn’s former partnership with Welborn & Associates, Inc. and his role as President & Chief Executive Officer of Boyd Bros. Transportation, Inc. showcase his ability to understand high functioning companies, including the inner-workings of publicly traded companies. His involvement as a co-founding partner of the Lamp Post Group also proves his financial knowledge of strategic capital development.

Civic Involvement: Mr. Welborn also serves on the Board of several non-profit organizations.

Keith E. Whaley, O.D.
Independent Director Age: 55 Director Since: 2007

Keith E. Whaley, O.D. founded Whaley Family Eyecare in Pigeon Forge, Tennessee. He studied at the University of Tennessee at Chattanooga and the University of Tennessee, Knoxville. He earned his Bachelor of Science in Biology and Doctor of Optometry from the Southern College of Optometry. In addition, Dr. Whaley is a cofounder and partner in Tennessee Homemade Wines, LLC (2015), Tennessee Cider Company, LLC (2019), and Southeastern Wines and Ciders, LLC (2023).

Leadership: Dr. Whaley brings a considerable amount of knowledge of the Sevier County, Tennessee market, including his own skills in leadership, strategic development and financial experience with founding his own optometric practice, and serving in a variety of community roles.

Industry & Finance: Dr. Whaley has experience within the Sevier County, Tennessee government system, serving as Mayor of Pigeon Forge, Tennessee from 2007-2011 and currently serves as a Pigeon Forge City Commissioner, a position he has held since October 2021. He served as a commissioner on the Sevier County Board of Commissioners from 2013-2021. Dr. Whaley serves as the secretary to the Board of Directors.

Civic Involvement: Dr. Whaley holds memberships in the American Optometric Association, the Tennessee Association of Optometric Physicians (TAOP) and the East Tennessee Society of Optometric Physicians (ETOSP). He served on the TAOP Board of Trustees from 2001 2010. He is also a past Board member for the Pigeon Forge Rotary Club, where he served as President from 2003 to 2004. He formerly served as President of the Business Network International Sevier County Chapter.

Geoffrey A. Wolpert
Independent Director Age: 70 Director Since: 2007

The owner of The Park Grill, The Peddler Steakhouse and The Log Cabin Pancake House in Gatlinburg, Tennessee. He has had an outstanding career in the hospitality industry with over 40 years of experience. He also has over 20 years’ experience in the financial industry, including positions on the Board of Directors for both The First National Bank of Gatlinburg and BankFirst, now known as Truist.

Leadership: Mr. Wolpert has an extensive knowledge of business operations, and he brings strategic leadership and financial experience to the Board of Directors. His expansive career in the hospitality industry also includes a working knowledge of entrepreneurship.

Industry & Finance: Mr. Wolpert has over two decades of serving as a board member for other financial institutions; his knowledge in the financial industry includes bank mergers and growth strategies.

Civic Involvement: Mr. Wolpert was the recipient of the 2023 Good Scout Award by the Great Smokey Mountains Council of the Boy Scouts of America, recognized in 2000 as Volunteer of the Year by the Gatlinburg Chamber of Commerce, and received the 2004 Leadership Award from the United Way of Sevier County. He is also the founding President of the Gatlinburg Gateway Foundation. He is a past President for the Board of Governors for Arrowmont School of Arts and Crafts, and served as Chairman of the Development Committee for the school.

Information about Executive Officers

Each executive officer of SmartFinancial and SmartBank is elected by the Board and the board of directors of SmartBank, respectively, and holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. There are no arrangements or understandings between any of the executive officers and any other person pursuant to which he or she was selected as an executive officer. No executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers except as described in this proxy statement. Except as otherwise indicated, each individual has been engaged in his or her present principal occupation for more than five years.

Rebecca C. Boyd
Executive Vice President Chief People Officer of SmartBank Age: 45 Executive Officer: 2020

Has over 20 years’ experience in the people and culture field, and most recently served as the Vice President, Director of Human Resources at SmartBank. Ms. Boyd joined SmartBank in 2016.

Leadership: Ms. Boyd leads the People and Culture team that includes all aspects of people management including learning and development, payroll, benefits, change management strategic planning, culture, merger and acquisition, talent acquisition, talent management, associate engagement, and HR technology.

Industry & Finance: With over 20 years’ experience, Ms. Boyd’s leadership, knowledge and experience assists in us supporting and meeting our organization’s objectives and the overall vision of SmartBank.

Civic Involvement: Ms. Boyd is a current member of the Society of Human Resource Management Executive Network, and has previously served as a Board member of Make-A-Wish East Tennessee, University of Tennessee Chancellor Associates, a 2019 graduate of Leadership Knoxville and Past President of East Tennessee Compensation and Benefits Association. Ms. Boyd also volunteers for various regional non-profit organizations.

Cynthia A. Cain
Executive Vice President Chief Accounting Officer at SmartBank Age: 53 Executive Officer: 2022

Has 30 years of experience in accounting and over 17 years’ experience in the financial industry. Ms. Cain joined SmartBank in 2019. Ms. Cain previously served as Senior Vice President in the Accounting Department at South State Bank in Columbia, South Carolina, for 12 years. While serving in various roles, Ms. Cain had extensive involvement with accounting operations, financial reporting, mergers and acquisitions, stress testing, and strategic planning.

Leadership: Ms. Cain oversees all aspects of the company's accounting, financial operations, forecasting and modeling and information technology areas. She is instrumental in developing and driving the company's accounting policies and procedures, financial reporting, forecast modeling, and technology initiatives.

Industry & Finance:  With over 30 years’ experience, Ms. Cain has extensive banking and accounting knowledge and has successfully led multiple mergers and acquisitions teams.

Civic Involvement: Ms. Cain is involved in a variety of non-profit organizations.

Ronald J. Gorczynski
Executive Vice President Chief Financial Officer of SmartFinancial and SmartBank Age: 60 Executive Officer: 2019

Joined SmartBank in 2018. He has over 25 years’ experience in the financial industry, and previously served as the Chief Accounting Officer for the Bank of North Carolina in High Point, North Carolina. While serving in this position, he had extensive involvement with corporate responsibilities, including investor relations and corporate governance

Leadership: Mr. Gorczynski plays a key role in providing valuable input on the strategic vision of the bank, as well as oversite of budgeting, forecasting, and analysis. He oversees operations, corporate governance and the company’s financial and balance sheet strategy.

Industry & Finance:  With over 25 years’ experience in the financial industry, he has extensive banking knowledge in various roles and has successfully led teams through over twenty mergers and acquisitions.

Civic Involvement: He is a member of the American Institute of Certified Public Accountants.

Rhett D. Jordan
Executive Vice President Chief Credit Officer of SmartBank Age: 55 Executive Officer: 2013

Has 31 years’ experience in the financial industry, primarily in commercial banking and senior credit roles with both large regional and smaller community bank size organizations prior to joining SmartBank in 2013.

Leadership: Holding a variety of management and executive roles in the banking industry, Mr. Jordan brings an extensive background in management and finance.

Industry & Finance:  Mr. Jordan has held roles in retail banking, commercial banking and credit at an officer, senior officer and executive level at organizations in the Southeastern US.

Civic Involvement: Mr. Jordan has held memberships in the Risk Management Association and the Association of Financial Professionals.  He has also participated in the United Way of East Tennessee Funds Allocation Committee and served on various regional non-profit organization Boards and Committees.

Martin E. Schrodt
Executive Vice President Chief Banking Officer of SmartBank Age: 55 Executive Officer: 2023

Has 30 years’ experience in the financial industry and has served in a number of leadership positions for several regional banks, most recently, serving as Senior Vice President Director of Retail Strategy and Corporate Design for Simmons Bank of Little Rock, Arkansas.  Mr. Schrodt joined SmartBank in 2023.

Leadership: Mr. Schrodt provides leadership for several different lines of business. Private Client Banking, Wealth and Investment, Retail/Consumer Banking, Mortgage Banking, Digital Banking and Credit Card.  He also brings valuable insight and leadership to the team in Business Banking, Treasury Management and Digital Marketing.

Industry & Finance: With 30 years of experience, Mr. Schrodt’s experience as an executive and director for multiple financial companies, both public and non-profit, helps SmartBank in leading several strategic, growth and operational initiatives throughout the organization.  Mr. Schrodt has been a part of and ran several different verticals throughout the financial service industry and is considered by many to be a subject matter expert in all things retail/consumer banking.

Civic Involvement: Ms. Schrodt has been a board member in the past with the Boy Scouts of America, United Way of Chattanooga and participated in several committees with Ronald McDonald House, Habitat and other non-profit organizations.

Jarrod M. Trumpp
Executive Vice President Chief Risk Officer of SmartBank Age: 45 Executive Officer: 2025

With more than two decades of experience in the financial services industry, Mr. Trumpp has held key roles at leading institutions, where he has consistently advanced compliance and risk management initiatives. At SmartBank, Mr. Trumpp serves as Executive Vice President, responsible for cultivating a proactive, risk-aware culture across the organization. Mr. Trumpp joined SmartBank in the summer of 2025, having served previously as the Enterprise Risk Management Director for FirstBank, in Nashville, TN.

Leadership: Mr. Trumpp’s collaborative leadership style and dedication to continuous improvement have elevated SmartBank’s risk management practices, supporting the company’s strategic, growth, and operational objectives. He oversees critical functions including Information Security, Financial Crimes, Corporate Security, Compliance, Community Reinvestment Act (“CRA”), and Fair Lending Risk Management Programs. His expertise as a Risk Officer for multiple financial organizations has been instrumental in driving initiatives that align with the bank’s mission, vision, and values.

Industry & Finance: With more than 20 years of experience, Mr. Trumpp’s background as a Risk Officer for multiple large national financial institutions enables SmartBank to implement strategic, growth, and operational initiatives with risk management practices that scale appropriately as the bank advances and expands its operations.

Civic Involvement: Mr. Trumpp is deeply committed to his community, actively volunteering in various roles at his local church in Franklin, TN. He also dedicates his time to mentoring youth by coaching his children's athletic teams.

During the previous 10 years, no director, person nominated to become a director, or executive officer of SmartFinancial was the subject of any legal proceeding that is material to an evaluation of the ability or integrity of any such person.

Family Relationships

Mr. Carroll, Jr., the President and Chief Executive Officer of SmartFinancial and SmartBank, is the son of Mr. Carroll, Sr., who is the Vice Chairman of the Boards of Directors of SmartFinancial and SmartBank.

Certain Other Related Transactions

Loans to Directors and Executive Officers. SmartFinancial has had, and expects to have in the future, through SmartBank, loans and other banking transactions in the ordinary course of business with its directors (including independent directors) and executive officers, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest. These loans are made on substantially the same terms (including interest rates and collateral) as those available at the time for comparable transactions with persons not related to SmartFinancial and did not involve more than the normal risk of collectability or present other unfavorable features. In addition, SmartBank is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. SmartBank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. The aggregate principal amount of loan exposure outstanding to SmartFinancial’s directors, executive officers, and their respective affiliates was approximately $35.1 million as of December 31, 2025.

Dolly Parton Parkway Lease. On March 20, 2018, SmartBank entered into a fifteen year lease (with four, five year renewal options) with Jacob L. Ogle and Taylor Ogle, the sons of director David A. Ogle, for a bank branch located at 710 Dolly Parton Parkway, Sevierville, Tennessee 37862. This lease was subsequently assigned by Mr. Ogle’s sons to a limited liability company, Midnight Pass Holdings, LLC, wholly owned by Mr. Ogle’s sons. The lease is a triple net lease. The initial annual base rent under lease is $63,000, and the annual base rent gradually increases throughout the initial fifteen year term to $96,000 annually in years eleven through fifteen. During 2025, SmartBank paid a total of $87,000 under the lease for base rent payments. The total amount of base rent to be paid under the lease for the remainder of the initial fifteen-year lease term is $690 thousand.

Alcoa Lease. On June 1, 2019, SmartBank entered into a fifteen year lease (with three, five year renewal options) with 1419 Parkway, LLC for a bank branch located at 109 Associates Blvd., Alcoa, Tennessee 37701. 1419 Parkway, LLC is wholly-owned by Jacob L. Ogle and Taylor Ogle, the sons of director David A. Ogle. The lease is a triple net lease. The initial annual base rent under lease is $75,000, and the annual base rent gradually increases throughout the initial fifteen year term to $99,000 annually in years eleven through fifteen. During 2025, SmartBank paid a total of $87,000 under the lease for base rent payments. The total amount of base rent to be paid under the lease for the remainder of the initial fifteen-year lease term is $821 thousand.

Policies and Procedures for the Approval of Related Person Transactions. The charter of the Company’s Corporate Governance Committee provides that it must approve all transactions between SmartFinancial and related parties, as defined in applicable SEC rules and regulations. In accordance with this responsibility, the Corporate Governance Committee on a timely basis reviews and, if appropriate, approves all related party transactions. At any time which an executive officer, director or nominee for director becomes aware of any contemplated or existing transaction that, in that person’s judgment, may be a related party transaction, such person is expected to notify the chairperson of the Corporate Governance Committee of the transaction. Generally, the chairperson of the Corporate Governance Committee reviews any reported transaction and may consult with outside legal counsel regarding whether the transaction is, in fact, a related party transaction requiring approval by the Corporate Governance Committee. If the transaction is considered to be a related party transaction, then the Corporate Governance Committee will review the transaction and, in deciding whether to approve the transaction, will consider the factors it deems appropriate under the circumstances, including, but not limited to, the following:

●	the approximate dollar amount involved in the transaction, including the amount payable by or to the related person;
●	the nature of the interest of the related person in the transaction;
●	whether the transaction may involve a conflict of interest;
●	whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and
●	the purpose of the transaction and any potential benefits to the Company.

In addition to the Corporate Governance Committee’s written responsibility, as mandated by the Corporate Governance Committee’s charter, to approve related party transactions, the Company also has other written policies and procedures for approving and monitoring related third party transactions. The Corporate Governance Committee will notify the Audit Committee of the related party transaction for disclosure reporting purposes.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. We understand that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our shareholders and will positively aid in the governance of SmartFinancial. We will continue to monitor emerging developments in corporate governance and enhance our policies and procedures when required or when our Board of Directors determines that it would benefit us and our shareholders.

Our business is managed by our associates under the direction and oversight of the Board of Directors. Members of the Board of Directors are kept informed of SmartFinancial’s business through discussions with management, materials provided to them by management, and their participation in meetings of the Board of Directors and in Board committee meetings.

Board Composition and Director Independence

The Board of Directors has determined that each of its members is independent as defined in the New York Stock Exchange (“NYSE”) listing rules and the rules and regulations of the SEC, with the exception of the following directors, which the Board has determined are not independent: Mr. Carroll, Jr., Mr. Carroll, Sr., and Mr. Welborn. In determining the independence of directors, the Board has undertaken a review of the independence of each director, indicating no conflicting transactions, other than banking transactions with SmartBank and with respect to director Mr. Ogle’s two related party leases. See “Certain Other Related Transactions” above.

The Board of Directors has four standing committees: the Audit Committee, the Nominating Committee, the Corporate Governance Committee and the Human Resources and Compensation Committee. The Board limits membership on these committees to independent directors as defined by the NYSE listing standards and the rules and regulations of the SEC. The standing committees advise the Board on policy origination, plan administrative strategy and assure policy compliance through management reporting from areas under their supervision. The duties of these committees and the qualifications of the independent directors are described below.

In addition to these standing committees, the Board has a Strategic Oversight Committee, providing oversight of strategic decisions contemplated by SmartFinancial and SmartBank.

Director Qualifications

We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, government or civic organizations. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on their own unique experience. Each director must represent the interests of all shareholders. When considering potential director candidates, our Board of Directors also considers the candidate’s independence, character, judgment, diversity, age, skills, including financial literacy, and experience in the context of our needs and those of our Board of Directors. Our Board of Directors’ priority in selecting board members is the identification of persons who will further the interests of our shareholders through his or her record of professional and personal experiences and expertise relevant to our growth strategy.

Board Leadership Structure

We are committed to strong Board leadership. Our governance framework provides the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareholders. Currently, Mr. Welborn serves as the Chairman of the Board, Mr. Carroll, Sr. serves as Vice Chairman of the Board, and Mr. Carroll, Jr. serves as our President and Chief Executive Officer (“CEO”). The Board has appointed Mr. Ogle to serve as the lead independent director. The lead independent director provides leadership to, and reports to, the Board of Directors, focused on enhancing effective corporate governance, provides a source of Board leadership complementary to, collaborative with and independent of, the leadership of the chairman and chief executive officer, and promotes best practices and high standards of corporate governance.

The lead independent director is also responsible for:

●	building and maintaining a productive relationship with the CEO;
●	providing leadership to ensure the Board works in an independent, cohesive fashion;
●	having the authority to call meetings of the independent and non-management directors, as needed;
●	ensuring Board leadership in times of crisis;
●	developing the agenda for executive sessions of the independent directors and executive sessions of the non-management directors;
●	acting as liaison between the independent directors and the Chairman on matters raised in such sessions;
●	chairing Board meetings when the Chairman is not in attendance;
●	attending meetings of the committees of the Board, as necessary or at his/her discretion, and communicating regularly with the Chairs of the principal standing committees of the Board;
●	working with the Chairman to ensure the conduct of the Board meeting provides adequate time for serious discussion of appropriate issues and that appropriate information is made available to Board members on a timely basis;
●	performing such other duties as may be requested from time-to-time by the Board, the independent directors or the Chairman; and
●	availability, upon request, for consultation and direct communication with major shareholders.

After careful consideration, the Board of Directors determined that the current Board structure is the most effective way for its leadership to be structured and believes this is a best practice for governance. The members of SmartFinancial’s Board of Directors also serve as directors of the Bank in order to provide effective oversight of the Bank. From time to time, the Board leadership structure will be re-evaluated to ensure that it continues to be the most effective approach in serving SmartFinancial’s goals. In addition, to further strengthen the oversight of the full board of directors, our independent directors hold executive sessions at which only independent directors are present.

Executive Sessions

In order to give a significant voice to our non-management directors, we provide for executive sessions of our non-management and independent directors. Our Board believes this is an important governance practice that enables the Board to discuss matters without management present. Our non-management directors routinely meet in executive session following each regularly scheduled Board meeting. Our Lead Independent Director presides at all executive sessions of the independent directors and non-management directors, and sets the agenda for such executive sessions. Any independent director may call an executive session of independent directors at any time.

Risk Oversight

Oversight of risk management is a central focus of the Board and its committees. The Board regularly receives reports both from committees and from management with respect to the various risks facing the Company, and oversees planning and responding to such risks, as appropriate. The Corporate Governance Committee is responsible for the Board leadership structure, evaluating all areas of governance and that the Board and all of its committees are functioning effectively. The Audit Committee currently has primary responsibility for oversight of financial risk and for oversight of the Company’s risk management processes, including those relating to litigation and regulatory compliance. Under its charter, the Audit Committee is required to discuss the Company’s risk assessment and risk management policies and to inquire about any significant risks and exposures and the steps taken to monitor and minimize such risks. The Human Resource and

Compensation Committee is chiefly responsible for compensation-related risks. Under its charter, the Human Resource and Compensation Committee must discuss and review the key business and other risks the Company faces and the relationship of those risks to certain compensation arrangements. Each of these committees receive regular reports from management concerning areas of risk for which the committee has oversight responsibility.

Cybersecurity and Information Security Risk Oversight

Our Board recognizes the importance of maintaining the trust and confidence of our customers, clients, and employees and devotes significant time and attention to oversight of cybersecurity and information security risk. In particular, our Board and management team each receive regular reporting on cybersecurity and information security risk, as well as presentations throughout the year on cybersecurity and information security topics. Our Information Technology and Steering Committee also receives quarterly updates on cybersecurity and information security risk. For more information on our cybersecurity risk management, strategy, and governance, see “Part I - Item 1C. Cybersecurity” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Board and Committee Self-Evaluation

The Board and Committees undertake a joint evaluation process on an annual basis, using an evaluation platform designed by an independent third party. Each director evaluates his or her own performance, as well as the performance of his or her fellow directors. The evaluations are reviewed by the Chairman of the Board, and the aggregated results are shared and discussed by the Board as a whole. The evaluation process improves the overall effectiveness of the Board and Committees by identifying strengths, as well as areas for which additional training may be needed.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct (the “Code of Ethics”), which contains provisions consistent with the SEC’s description of a code of ethics, which applies to its directors, officers and associates, including its principal executive officer, principal financial officer, principal accounting officer, controller, and persons performing similar functions. The purpose of the Code of Ethics is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to: (1) promote honest and ethical conduct; (2) provide full, fair, accurate, timely and understandable disclosure in reports and documents that SmartFinancial files with the SEC and other public communications by SmartFinancial; (3) assure compliance with applicable governmental laws, rules and regulations; (4) require prompt reporting of any violations of the Code of Ethics; and (5) establish accountability for adherence to the Code of Ethics. Each director is required to read and certify annually that he or she has read, understands and will comply with the Code of Ethics. The Company’s Code of Ethics is available on SmartFinancial’s website at www.smartfinancialinc.com under the Investors tab.

Corporate Responsibility (“CR”) Initiatives

The Board is committed to overseeing the Company’s CR initiatives. The Board considers CR-related matters throughout the organization with a focus on transparency and continuous improvement. The Company’s CR initiatives are currently focused on supporting the communities we serve in the areas of affordable housing, community development, and financial education; promoting diversity, equity and inclusion within the Company; and corporate governance best practices. In an effort to further enhance our CR efforts, the Company supports, partners, and volunteers with a wide variety of community focused organizations including:

●	Dothan Housing Authority
●	Sacred Heart Foundation
●	Southeast Alabama Coalition for the Homeless
●	Boys and Girls Club of the Smoky Mountains
●	Second Harvest Food Bank of East Tennessee

In addition, associates of the Company have donated hundreds of hours of time volunteering to support the communities we serve.

The Company is pleased to participate in CR initiatives which impact our local communities and stakeholders and continue to enhance its CR initiatives an ongoing basis.

Human Capital Resources. The Bank is committed to building a culture where associates thrive and are empowered to be leaders. Being trustworthy, loyal, and innovative are some of the characteristics exemplified by our associates. Our core values define our culture: Act with Integrity, Be Enthusiastic, Create Positivity, Demonstrate Accountability, and Embrace Change.

As of December 31, 2025, we employed 581 full-time and 8 part-time associates, primarily across our three-state footprint of Tennessee, Alabama, and Florida. None of these associates are represented by a collective bargaining agreement. During 2025, we successfully onboarded 87 new associates. Over 66% of the Company’s associates are women, and 10% are minorities. Among the Company’s 336 banking officers, women make up approximately 55% of these associates, while minorities account for 7% of the banking officer members. Presently, the senior leadership team includes ten associates, two of whom are women.

Please visit our website at  https://www.smartbank.com/about/corporate-social-responsibility/ for more information.

Meetings of the Board of Directors and Committees; Committee Appointments

During 2025, the Board held ten meetings, one of which was a two-day strategic planning retreat. Aggregate director attendance was over 97% of the total number of meetings of the Board and Board committees. The Company does not have a formal policy regarding director attendance at annual shareholders’ meetings. Three of our directors were present at the 2025 annual meeting of our shareholders.

The following table shows the membership of our independent board of directors in each committee as of the date of this proxy statement, as well as the number of meetings each committee held in 2025.

			Corporate	Human Resource	Strategic
	Audit	Nominating	Governance	and Compensation	Oversight
Name	Committee	Committee	Committee	Committee	Committee
Cathy G. Ackermann			•		•
Victor L. Barrett	Chair	•		•
David A. Ogle		Chair		Chair	•
Kelli D. Shomaker			•
Steve B. Tucker	•	•		•	Chair
Keith E. Whaley, O.D.	•		•
Geoffrey A. Wolpert	•	•	Chair	•	•

Number of meetings in 2025	8	1	2	4	4

Audit Committee

The Audit Committee selects and engages SmartFinancial’s independent registered public accounting firm each year. In accordance with its charter, the Audit Committee, among other things, reviews SmartFinancial’s financial statements, the results of internal auditing, financial reporting procedures, and reports of regulatory authorities, and it regularly reports to the Board with respect to all significant matters presented at meetings of the Audit Committee.

The Board has adopted a charter for the Audit Committee, a copy of which is available on our website at www.smartfinancialinc.com in the Corporate Information area. Each member of the Audit Committee is “independent” as defined by NYSE listing rules. Members of the Audit committee shall be considered “independent” so long as they meet the applicable requirements set forth under the NYSE listing rules and as required by the rules and regulations of the SEC, including Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board of Directors has determined that the Audit Committee chair, Mr. Barrett, and Audit Committee member, Mr. Tucker, each meet the SEC criteria for an “Audit Committee financial expert.” The Board of Directors believes that each of the current members of the Audit Committee has education and/or employment experience that provides him or her with appropriate financial sophistication to serve on the Audit Committee. In addition to full meetings, the Audit Committee reviews and approves for issuance or filing the Company’s earnings releases and periodic reports to be filed with the SEC and it usually meets by telephone or video conference to discuss those documents.

Nominating Committee

The Nominating Committee is responsible for: assisting, advising and making recommendations to the Board on the identification, selection, and recommendation of qualified individuals to become Board members; selecting and recommending that the Board approve the director nominees for the annual meeting of shareholders; developing and recommending a Board committee structure and recommending the membership and chairs of committees; overseeing the evaluations of the Board; and overseeing the succession planning for the chief executive officer. The Board has adopted a charter for the Nominating Committee, a copy of which can be viewed on our website at www.smartfinancialinc.com under the Corporate Information area.

The Nominating Committee identifies nominees for the Board by first evaluating the current Board members willing to continue serving as directors. Current Board members with skills and experience that are relevant to our business and who are willing to continue their service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new skills, backgrounds and perspective, in light of our developing needs. If a vacancy exists, the Nominating Committee solicits suggestions for director candidates from a number of sources, which can include other Board members, management, and individuals personally known to members of the Board.

Pursuant to our guidelines for selecting potential new Board members, in selecting and evaluating persons to recommend to the Board as nominees for director, the Nominating Committee strives to select persons who have high integrity and relevant experience and who bring a diverse set of appropriate skills and backgrounds to the Board. In this regard, although the Company does not have a formal policy regarding diversity, the Nominating Committee also considers matching the geographic base of candidates with the geographic coverage of the Company, and to a diversity on the Board that reflects the communities that we serve. The Nominating Committee will also consider whether a candidate satisfies the criteria for “independence” under the NYSE listing standards and the rules and regulations of the SEC.  These factors are subject to change from time to time.

The Nominating Committee also evaluates candidates for nomination to the Board who are recommended by shareholders. Shareholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by submitting a written recommendation to SmartFinancial’s secretary at its executive offices. Submissions must include certain information relating to such person that would indicate such person’s qualification to serve on the Board, including that information set forth in our bylaws and such other information relating to such person that is required to be disclosed in connection with solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended the Exchange Act. The Nominating Committee will consider recommendations received by a date not later than 120 days before the anniversary date of the mailing of our proxy materials in connection with the prior year’s annual meeting of shareholders for nomination at the next annual meeting. The Nominating Committee will consider nominations received beyond that date at the annual meeting subsequent to the next annual meeting.

There is no difference in the manner in which the Nominating Committee evaluates candidates for membership on the Board based on whether such candidate is recommended by a shareholder, the Nominating Committee, a director or by any other source. No submission for Board nominees by a shareholder was received by the Company with respect to the Annual Meeting.

Each member of the Nominating Committee is independent, as determined under the definition of independence set forth in NYSE listing standards and the rules and regulations of the SEC.

Corporate Governance Committee

The Corporate Governance Committee is responsible for: assisting, advising and making recommendations to the Board on corporate governance matters, including the drafting, reviewing, and adoption of corporate governance guidelines and procedures, and overseeing adherence to corporate governance policies, and recommending to the Board appropriate responses to any violations of the corporate governance guidelines. The Corporate Governance Committee is in charge of conducting an annual review of the Board and of each committee in order to identify any potential functional improvements and ensure compliance with corporate governance policies. The Board has adopted a charter for the Corporate Governance Committee and Corporate Governance Guidelines, copies of which can be viewed on our website at www.smartfinancialinc.com in the Corporate Information area.

Each member of the Corporate Governance Committee is independent, as determined under the definition of independence set forth in the NYSE listing rules and the rules and regulations of the SEC.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee assists, advises and makes recommendations to the Board on executive and director compensation matters, including evaluating and recommending to the Board compensation and benefit plans for executives and directors of SmartFinancial, as well as evaluating the performance of SmartFinancial’s executives. The Human Resources and Compensation Committee has also been delegated responsibility for making certain compensation decisions relating to SmartFinancial’s executives and under SmartFinancial’s equity compensation plans. The Human Resources and Compensation Committee solicits the recommendation of our chairman and our president and chief executive officer with respect to compensation determinations concerning the other executive officers of SmartFinancial, Inc., but does not delegate its authority with respect to compensation matters to any other person. The Human Resources and Compensation Committee also reviews all human resources policies and ensures that the personnel needs of SmartFinancial are being met.

The Board has adopted a charter for the Human Resources and Compensation Committee, a copy of which can be viewed on our website at www.smartfinancialinc.com in the Corporate Information area. The Human Resources and Compensation Committee reviews that charter on an annual basis. Each member of the Human Resources and Compensation Committee is independent, as determined under the definition of independence set forth in the NYSE listing rules and the rules and regulations of the SEC.

Strategic Oversight Committee

The Strategic Oversight Committee is responsible for assisting the Board in fulfilling its responsibilities in assessing the strategic decisions contemplated and undertaken by the Company. The Strategic Oversight Committee specifically evaluates strategic alternatives by examining decision impacts and exposure in various areas including, but not limited to, earnings, liquidity, capital, asset quality, potential risks and their likelihood and other potential future threats to the Company. Additionally, the Strategic Oversight Committee is tasked with staying informed and updated on current and emerging market trends, escalating internal and external risks and general changing dynamics which may impact the Company’s operating environment. In meeting this mandate, the Strategic Oversight Committee routinely engages with various outside industry professionals including investment bankers, research analysts, consultants and lawyers in order to remain informed and understand the continuously evolving operating conditions facing the Company. The Strategic Oversight Committee is designed to be forward looking in nature, covering trending and emerging topics of strategic interest to the Board.

Each member of the Strategic Oversight Committee is independent, as determined under the definition of independence set forth in the NYSE listing rules and the rules and regulations of the SEC. By charter, the Strategic Oversight Committee will meet four times per calendar year and have additional meetings, as deemed necessary by the chairman, in consultation with the other Committee members.

Human Resources and Compensation Committee Interlocks and Insider Participation

During 2025, Mr. Ogle, Mr. Barrett, Mr. Tucker, and Mr. Wolpert served as members of the Human Resources and Compensation Committee. During 2025, no member of the Human Resources and Compensation Committee served as an officer or employee of the Company or its subsidiaries, was formerly an officer of the Company or its subsidiaries, or entered into any transactions with the Company or its subsidiaries that would require disclosure under applicable SEC regulations, other than the transaction with respect to Mr. Ogle’s sons as disclosed in this proxy statement under “Certain Other Related Transactions”. During 2025, none of our executive officers served as a member of the compensation committee or on the board of directors of another entity, any of whose executive officers served on our Human Resources and Compensation Committee or on our Board of Directors.

Shareholder and Other Interested Parties Communications with Board of Directors

Shareholders and other interested parties are encouraged to communicate with members of our Board of Directors either in person or in writing at any time. Communications are not screened, and written communications are passed on to the Board of Directors for its review and consideration. Written communications should be sent to SmartFinancial, Inc., Attention: Chairman, Audit Committee, 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919. Communications that are not related to the duties and responsibilities of the Board of Directors or a committee will not be distributed, including spam, junk mail and mass mailings, surveys and business solicitations or advertisements. In addition, we will not distribute unsuitable material to our directors, including material that is unduly hostile, threatening or illegal.

The Company and our Board believe that accountability to our shareholders is key to sound corporate governance principles, and as such, regular and transparent communication with our shareholders is essential to our long-term success. Throughout the year, members of our management team meet regularly with a number of our shareholders to discuss our corporate strategy, financial performance, long-term objectives, credit risks, capital management, enterprise risk management, corporate governance, and executive compensation. In regularly engaging with our shareholders, we provide perspective on our governance policies and executive compensation practices and seek input from these shareholders to ensure that we are addressing their questions and concerns.

Our on-going shareholder engagement program encompasses a number of initiatives, including:

●	Regularly scheduled in-person and virtual meetings with our larger institutional shareholders;
●	Responses to institutional and retail shareholder correspondence and inquiries;
●	Attendance and participation at multiple industry conferences each year;
●	In-person and telephonic meetings with rating agencies including Kroll Bond Rating Agency (“KBRA”);
●	Regular engagement with sell-side research analysts which cover the Company to reinforce key themes related to our business strategy and financial performance. This communication helps to ensure that written reports about the Company, including earnings projections, are reasonable and consistent with our stated objectives; and
●	Regularly scheduled non-deal road shows.

Throughout the year, we contacted, virtually and telephonically, a number of the Company’s largest shareholders. This allowed us to better understand, and address shareholder questions and concerns related to such issues as our financial performance, the interest rate environment, our strategic objectives, and our long-term growth strategy. Feedback and perspectives shared during these engagement meetings were discussed by executive management and the Board and influenced several changes and disclosure enhancements.

We look forward to continued enhancement of our shareholder engagement program in 2026. We are committed to an open dialogue where investor views and priorities may be gathered and discussed, thereby informing and guiding a deliberative decision-making process with a diverse shareholder base in mind.

2025 Director Compensation

The Compensation Committee is responsible for reviewing, on an annual basis, the compensation paid to our directors and making recommendations to the Board on any adjustments to it.  Periodically, the Compensation Committee engages an independent consultant to review director compensation amounts and structure using the same group of peer banks that is used by the Compensation Committee to review executive compensation. For more information, see the heading “Compensation Discussion and Analysis” and the section “Independent Compensation Consultant”.

The following table reflects the compensation paid to SmartFinancial, Inc. directors for 2025, and includes fees received as directors of SmartBank, as the case may be. Mr. Carroll, Jr., and Mr. Welborn are not included in the table below, as neither received compensation or fees as a director.

	Fees Earned or	Stock Awards	Total
Name	Paid in Cash ($)	($)(3)	($)
Cathy G. Ackermann	51,000	32,000	83,000
Victor L. Barrett	67,000	32,000	99,000
William (“Bill”) Carroll Sr.(1)	251,786	—	251,786
Ted C. Miller(2)	26,000	32,000	58,000
David A. Ogle	73,000	32,000	105,000
Kelli D. Shomaker	30,000	27,290	57,290
Steve B. Tucker	54,000	32,000	86,000
Keith E. Whaley, O.D.	44,000	32,000	76,000
Geoffrey A. Wolpert	55,000	32,000	87,000

(1)	Includes $211,786 of total compensation from SmartBank as Director of Business Development.
(2)	Ted C. Miller retired from the Board of Directors, effective May 22, 2025.
(3)	Reflects the grant date fair value of shares of restricted stock granted pursuant to the SmartFinancial 2015 Stock Incentive Plan (the “2015 Stock Incentive Plan”), (or, in the case of Kelli D. Shoemaker, the SmartFinancial, Inc. Omnibus Incentive Plan (the “Omnibus Incentive Plan” and, together with the 2015 Stock Incentive Plan, the “Plans”)), and determined in accordance with FASB ASC Topic 718. Refer to Note 13 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025, for information regarding the assumptions used to value these awards.

Pursuant to the program described above, each independent director was granted 1,026 shares of restricted stock on January 16, 2025, from the 2015 Stock Incentive Plan, except for Kelli D. Shomaker, who was granted 767 shares on July 24, 2025, from the Omnibus Incentive Plan, in connection with her commencement of service on the Board.  All restricted shares vested on January 1, 2026.

2026 Director Compensation

To reduce any conflict of interest and focus on short-term success rather than long-term success, the compensation for the Board of Directors is limited to set fees for service (committee and board meeting fees) and any other compensation or benefit programs approved by the Board. The Company’s philosophy is to compensate the Board of Directors at a market rate in line with comparable financial institutions within the region of similar asset size.

In January 2026, acting upon the recommendation of the Human Resources and Compensation Committee, the Board approved the following compensation program for the Board of SmartFinancial and standing committees for 2026:

●	An annual retainer for service on the Board of $33,600;
●	An annual grant of restricted stock having a value of $32,000;
●	An annual retainer for the Lead Independent Director in the amount of $15,000;
●	An annual retainer for Audit Committee members in the amount of $4,200, and an additional annual retainer for the Chairman of the Audit Committee in the amount of $11,000;
●	An annual retainer for the Nominating Committee members in the amount of $3,150, and an additional annual retainer for the Chairman of the Nominating Committee in the amount of $6,000;
●	An annual retainer for the Corporate Governance Committee members in the amount of $4,200, and an additional annual retainer for the Chairman of the Corporate Governance Committee in the amount of $8,000;
●	An annual retainer for the Human Resources and Compensation Committee members in the amount of $4,200, and an additional annual retainer for the Chairman of the Human Resources and Compensation Committee in the amount of $8,000; and
●	An annual retainer for the Strategic Oversight Committee members in the amount of $4,200, and an additional annual retainer for the Chairman of the Strategic Oversight Committee in the amount of $8,000.

Additionally, approved compensation amounts for the SmartBank Board committees for 2026 were as follows:

●	An annual retainer for the Director Loan Committee members in the amount of $12,600; and
●	An annual retainer for the Asset Liability Committee members in the amount of $4,200.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion & Analysis (“CD&A”), provides a description of the material elements of our 2024 executive compensation programs for our named executive officers (“NEOs”) of the Company. The Human Resources and Compensation Committee (the “Committee”) of the Board of Directors has the responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive. The following officers are our NEOs for 2025:

NEO	Title
William (“Billy”) Y. Carroll, Jr.	President and Chief Executive Officer
Wesley M. (“Miller”) Welborn	Chairman of the Board
Ronald J. Gorczynski	Chief Financial Officer
Rhett D. Jordan	Chief Credit Officer
Cynthia A. Cain	Chief Accounting Officer

2025 Financial Highlights

●	Net income totaled $50.3 million, or $2.98 per diluted common share, during the year ended of 2025 compared to $36.1 million, or $2.14 per diluted common share, for the same period in 2024.
●	Net loans and leases growth of $453.8 million from December 31, 2024, with a record high net loans and leases of $4.3 billion at December 31, 2025.
●	Total deposits growth of $466.3 million from December 31, 2024, with a record high total deposits of $5.2 billion at December 31, 2025.
●	Return on average assets was 0.91% for the year ended December 31, 2025, compared to 0.73% for the year ended December 31, 2024.
●	During the third quarter of 2025, SmartBank, a wholly-owned subsidiary of the Company, sold 100% of the equity interests of SBK Insurance (“SBKI”) and ceased to provide insurance-related activities for the Company. The sale provided a pre-tax gain of $4.0 million.
●	During the third quarter of 2025, the Company issued $100 million in subordinated debt and subsequently in the fourth quarter of 2025, retired $40 million of existing subordinated debt.
●	During the third quarter of 2025 the Company, repositioned $85 million of available-for-sale securities, resulting in a $3.9 million pre-tax loss.

Compensation Philosophy

The Committee believes that executive compensation should be designed to align the interests of our NEOs with those of our shareholders. Our executive compensation program is designed to reward the achievement of specific short-term, long-term and strategic goals of the Company. The Committee annually reviews our executive compensation philosophy and practices, with the input and support of our independent compensation consultant.

Key attributes of our executive compensation programs:

●	Drive performance relative to clearly defined goals, balancing short-term operational objectives with long-term strategic goals;
●	Align executives’ long-term interests with shareholders by placing a substantial portion of total compensation at risk, contingent on Company performance and the executive’s ongoing employment;

●	Ensure compensation programs have a positively correlated relationship with changes in Company performance and the executive’s individual performance;
●	Attract and retain highly talented and qualified executives to achieve our financial goals and maintain stability in our executive management team through market competitive compensation that aligns executive’s interests with those of our long-term shareholders; and
●	Adequately assess and limit risks in our compensation plans through plan design and clawback provisions.

The Company has a Compensation Philosophy that provides guidance to the Committee when making decisions surrounding the compensation of the NEOs. Our philosophy generally targets near the market median (peer 50 percentile) for NEOs base salaries. We also place a strong emphasis on incentive compensation programs that strive to provide an alignment between pay and performance. The Company believes in rewarding the Executive Officers with significant incentive compensation awards if Company performance is high relative to target goals. This is a critical piece in our compensation plan design and is realized through the ability of the Executive Officers to annually earn both short-term and long-term incentive payouts when performance justifies such awards.

The Committee evaluates both performance and compensation to ensure the Company maintains its ability to attract and retain superior associates in key positions and that compensation provided to key associates remains competitive relative to compensation paid to similarly situated executives of peer companies.

Best Practices

The Committee regularly reviews best practices in governance and executive compensation and revises its policies and practices as appropriate. Our current compensation practices and policies incorporate and reflect the following:

What We Do	What We Do Not Do
Provide our NEOs with a performance-based cash incentive plan and a long-term equity incentive plan with multi-year vesting.	No incentive plans which encourage inappropriate risk taking.
Compare NEOs compensation levels to peer group and take these results into consideration when making compensation related decisions.	No tax-gross ups in our employment agreements and/or change in control arrangements.
Annual advisory “Say on Pay” vote.	No hedging of Company stock by executive officers.
Stock ownership guidelines and stock holding requirements for the Board of Directors, Executive Vice Presidents, and CEO.	No repricing of stock options without stockholder approval.
Committee is composed of independent directors overseeing the Company’s executive compensation policies.	No excessive perquisites.
Utilize an outside independent compensation consultant.	

Setting Executive Compensation

Independent Compensation Consultant

The Committee has the sole authority to engage the services of any compensation consultant or advisor. In 2025, the Committee continued its engagement of services from Blanchard Consulting Group (“BCG”), an independent compensation consulting company focused on the banking industry. BCG was hired directly by the Committee and does not provide any other services to Company beyond independent compensation consulting services. The Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, in determining that BCG’s work does not raise a conflict of interest. BCG reports directly to the Committee, and management has not retained its own consultant. BCG periodically attends meetings of the Committee, physically or by any means of remote communication, and with or without management present. BCG assists the Committee in, among other things, analyzing current compensation conditions in the marketplace generally and among our peers specifically, assessing the competitiveness and appropriateness of compensation levels for our NEOs and Directors, and assists the Committee in its director evaluation process. For the Committee’s use, BCG produced a comprehensive review of executive and board compensation. The reviews evaluated the Company’s executive and board compensation to that of a custom peer group, as well as against regional and national banking surveys and BCG database information. The Committee used the findings from these reviews to assist with compensation related decisions.

Peer Group Selection and Analysis

In 2025, the Committee worked with BCG to determine and utilize a peer group of twenty-one publicly traded banks (“Peer(s)”).  The Peer group consists of banks with assets between $3.0 billion and $10.0 billion and located in similar geographies.  The median asset size of our Peer group for year-end 2025 was commiserate with the Company’s assets size for the same time period.  As of December 31, 2025, the Company’s assets were $5.9 billion.  The Committee modified the Peer group from 2024 with the additions of Civista Bancshares, Inc., Farmers National Banc Corp., First Financial Corporation, First Mid Bancshares, Inc., German American Bancorp, Inc., HBT Financial, Inc., Horizon Bancorp., Lakeland Financial Corporation, Midland States Bancorp, Inc., and Old Second Bancorp, Inc., and the removal of Home Bancorp, Inc., MetroCity Bankshares, Inc., Origin Bancorp, Inc., Red River Bancshares, Inc., Stock Yards Bancorp, Inc., and The First Bancshares, Inc. Our Peer group for 2025 consisted of the following financial institutions:

BancPlus Corporation	HBT Financial, Inc.
Business First Bancshares, Inc.	Horizon Bancorp, Inc.
Capital City Bank Group, Inc.	HomeTrust Bancshares, Inc..
Civista Bancshares, Inc.	Lakeland Financial Corporation
Community Trust Bancorp, Inc.	Midland States Bancorp Inc.
Farmers National Banc Corp.	Old Second Bancorp, Inc.
First Financial Corporation	Republic Bancorp, Inc.
First Guaranty Bancshares, Inc.	Southern First Bancshares, Inc.
First Mid Bancshares, Inc.	Southern Missouri Bancorp, Inc
German American Bancorp, Inc.	Wilson Bank Holding Company
Great Southern Bancorp, Inc.

During 2025, the Committee conducted a thorough review of the executive compensation program.  This process was undertaken to ensure that compensation levels remained competitive and aligned with prevailing industry trends, as well as to support the Company’s short and long-term objectives.  After reviewing market data, benchmarked compensation practices against our Peer group and consulting with BCG, the Committee approved certain changes to our Annual Executive Cash Incentive Plan and long-term incentive plan, as follows:

●	widened the performance achievement curve for the Annual Executive Cash Incentive Plan (from 85% threshold and 115% maximum in 2024 to 50% threshold and 150% maximum in 2025), thereby increasing the difficulty in achieving the maximum payout level under the plan; and
●	increased the threshold, target and maximum payout opportunities in 2025 as compared to 2024 for the NEOs’ Annual Executive Cash Incentive Plan (with respect to the target payout, by 20% for the CEO and 15% for the other NEOs) and long-term incentive plan (with respect to the target payout, by 25% for the CEO, 20% for the other NEOs other than Ms. Cain and 15% for Ms. Cain).

These changes are intended to reflect current market conditions and to align executive compensation with recommendations provided by BCG.  The 2025 Annual Executive Cash Incentive Plan payouts for our NEO’s and the established long-term equity incentive awards for the NEOs, in each case expressed as a percentage of their base salary, are detailed in the tables below.

For the 2025 review of executive compensation against the Peer group, the Committee reviewed the following items:

●	Total Cash Compensation – Base Salary + Annual Cash Incentives/Bonus
●	Direct Compensation – Total Cash Compensation + One-Year Equity Awards; and
●	Total Compensation – Direct Compensation + Other Compensation + Retirement Benefits/Perquisites

Based on SMBK’s financial performance, compensation goals, and current asset size, in comparison to the Peer group/market, Total Cash Compensation, Direct Compensation and Total Compensation were all deemed appropriate by the Committee.

Results of “Say on Pay” Vote in 2025

The Committee monitors the results of our annual advisory vote on executive compensation each year. Our advisory say-on-pay proposal at the 2025 annual meeting of shareholders received an affirmative vote of approximately 99% in favor of our 2024 executive compensation program. As a result, the Committee did not implement any specific changes to our executive compensation programs based on the 2025 shareholder advisory vote. The Committee monitors the results of each year’s say-on-pay proposal vote and considers such results as one of many factors in connection with the discharge of its responsibilities. The Company maintains active engagement with our shareholders, communicating directly with the holders of our outstanding common stock each year regarding the Company’s performance and responding to any questions or issues they may raise.

Executive Compensation Components

The executive compensation program consists of the following:

●	base salary;
●	performance-based annual cash incentives;
●	long-term incentive compensation (awarded in the form of restricted stock units with five-year cliff vesting);
●	other compensation, which include certain benefits; and
●	employment contracts and/or change in control agreements.

The Committee believes the current mix of these compensation elements provide our NEOs with total annual compensation that is both reasonable and competitive. The intent is for the NEO’s compensation program to be performance-based, where the opportunity to earn higher compensation from our incentive plans, if the Company’s performance warrants. The following depicts the mix of total compensation (salary, target annual incentives, target long-term incentives and other compensation) set for our NEOs for 2025:

				Target Short-	Target Long-
				term Annual	term Annual
	Base			Incentive	Incentive	All Other
	Salary			Compensation	Compensation	Compensation		At-
NEO	(1)		Bonus	(2)	(3)	(1)	Total	Risk
William (“Billy”) Y. Carroll, Jr.	44%		0%	27%	24%	5%	100%	51%
Wesley M. (“Miller”) Welborn	48%		0%	22%	19%	11%	100%	41%
Ronald J. Gorczynski	51%		0%	23%	20%	6%	100%	43%
Rhett D. Jordan	50%		0%	23%	20%	7%	100%	43%
Cynthia A. Cain	57%		0%	20%	17%	6%	100%	37%

(1)	Percentages are based on the amounts disclosed in the “Summary Compensation Table” for Named Executive Officers.
(2)	For more information, see the heading “Annual Executive Cash Incentive Plan” below.
(3)	For more information, see the heading “Long-Term Incentive Plan” below.

Base Salary

The base salaries of our NEOs are reviewed and set annually as part of the Committee’s performance review process, as well as upon the promotion of an executive officer to a new position or other change in job responsibility. The Committee determined the 2025 base salaries for the NEOs by reviewing market and peer comparisons provided by BCG, which provided peer group median salaries and salary survey data from the banking and financial industry. In addition, the Committee considered the NEOs individual performance and contributions to the Company’s performance.

Base salary levels set the foundation for direct compensation, since the opportunity levels for the NEOs incentive plans are defined as a percentage of salary. The Committee also relied on decisions from the CEO for each of the other NEOs. The base salary increases for the NEOs for 2025 were as follows:

NEO	2025 Base Salary ($)	2024 Base Salary ($)	% Increase
William ("Billy”) Y. Carroll, Jr.	667,012	606,375	10%
Wesley M. (“Miller”) Welborn	343,732	343,732	—%
Ronald J. Gorczynski	364,121	331,020	10%
Rhett D. Jordan	331,301	321,651	3%
Cynthia A. Cain	265,427	252,788	5%

Annual Executive Cash Incentive Plan

Annual performance-based cash incentives are awarded based upon Company performance as well as individual performance. The purpose of the Annual Executive Cash Incentive Plan (“CIP”) is to align executive pay with performance, drive the Company’s strategic goals, and drive financial results. If performance is below a stated threshold, then no incentive is paid for the applicable component. Any CIP payouts are subject to certain clawback provisions, and the CIP payouts can be adjusted by the Committee based on extraordinary events.

Cash incentives will be paid on an annual basis during the year following the year in which the services were performed and are contingent upon such executive officer’s continued employment with the Company through the date of payment. The total annual bonus award paid to each NEO is determined based on the extent to which Company and individual goals are achieved with potential payouts ranging from 50% to 150% of each NEO’s target CIP payout opportunity. The 2025 target CIP payouts for our NEOs, expressed as a percentage of their base salary, is detailed in the table below.

NEO	Threshold	Target	Maximum
William (“Billy”) Y. Carroll, Jr.	30%	60%	90%
Wesley M. (“Miller”) Welborn	23%	45%	68%
Ronald J. Gorczynski	23%	45%	68%
Rhett D. Jordan	23%	45%	68%
Cynthia A. Cain	18%	35%	53%

The 2025 corporate goals in the CIP and actual results are as follows (dollars in thousands):

					2025
	Percentage				Actual	Pay Out
Summary of Criteria(5)	Weighting	Threshold	Target	Maximum	Results	%
Operating Net Income(1)	30.0%	$23,196	$46,392	$69,588	$51,157	110%
Operating PPNR Return on Average Assets(2)	25.0%	0.60%	1.20%	1.80%	1.28%	107%
Non-Performing Assets / Total Assets(3)	10.0%	1.13%	0.75%	0.38%	0.22%	150%
Net Charge-offs / Average Loans(4)	10.0%	0.30%	0.20%	0.10%	0.08%	150%

(1)	Operating net income is a non-GAAP measure calculated by excluding the following from net income: securities gains and losses, merger related and restructuring expenses and other noncore operating items.
(2)	Operating pre-provision net revenue (“PPNR”) return on average assets is a non-GAAP measure calculated by PPNR (net interest income (GAAP) plus operating noninterest income (non-GAAP) less operating noninterest expense (non-GAAP) divided by average assets, as provided in our 8-K Earnings Release for December 31, 2025, filed with the SEC on January 20, 2026.
(3)	Calculated by taking non-performing assets divided by total assets.
(4)	Calculated by taking net-charge offs divided by average loans and leases.

In addition to the above Company-based metrics, each NEOs’ CIP award is based on individual performance or area of responsibility performance during 2025, as noted in the table below.  The criteria relating to this measure includes leadership, strategic planning, succession planning, and financial results of both the Company and their area of responsibility. The Compensation Committee determined achievement of the individual performance component for the Chairman and CEO and other NEOs to be 150% of target, based on the accomplishments and performance of all NEOs during the year in their respective areas of responsibility as well as in their contributions to overall Company success.

The 2025 CIP awards are summarized below:

	Company Component			Individual Performance Component
						Individual
		Award	Company		Award	Performance
		Percentage	Component		Percentage	Component	2025 CIP
NEO	Weighting	Achievement	Total ($)	Weighting	Achievement	Total ($)	Total ($)
William (“Billy”) Y. Carroll, Jr.	75%	119.7%	359,355	25%	150.0%	150,078	509,433
Wesley M. (“Miller”) Welborn	75%	119.7%	138,890	25%	150.0%	58,005	196,895
Ronald J. Gorczynski	75%	119.7%	147,129	25%	150.0%	61,446	208,575
Rhett D. Jordan	75%	119.7%	133,867	25%	150.0%	55,907	189,774
Cynthia A. Cain	75%	119.7%	83,417	25%	150.0%	34,837	118,254

The following table shows the total payout opportunity and the total actual payout of annual cash incentives for the performance year ending December 31, 2025:

			% of Target
NEO	2025 CIP Target ($)	2025 CIP Actual ($)	Awards
William (“Billy”) Y. Carroll, Jr.	400,207	509,433	127.3%
Wesley M. (“Miller”) Welborn	154,679	196,895	127.3%
Ronald J. Gorczynski	163,855	208,574	127.3%
Rhett D. Jordan	149,085	189,774	127.3%
Cynthia A. Cain	92,900	118,254	127.3%

Annual Executive Long-Term Incentive Plan

In 2025, the Company granted awards of restricted stock to the NEOs pursuant to the terms and conditions of the SmartFinancial, Inc. 2015 Stock Incentive Plan. The Committee utilizes restricted stock as a long-term retention vehicle for key officers and utilizes an equity-based Long-Term Incentive Plan (“LTIP”) to support the Company’s pay for performance philosophy and reward key executives for creating long-term shareholder value. The performance goals utilized in the LTIP are linked to both corporate and shareholder performance criteria. If performance is below a stated threshold, then no incentive is available for the applicable component. Any LTIP issuances are subject to certain clawback provisions, and the LTIP can be adjusted by the Committee based on extraordinary events.

The purpose of granting LTIP awards is to provide long-term incentive compensation to complement the short-term focus of the CIP. The LTIP also provides the NEOs with stock ownership, hence stockholder alignment, and provides the Company the opportunity to provide competitive market compensation that is aligned with performance.

The number of shares of restricted stock to be issued is based on a percentage NEOs salary and converted to a share amount on the grant date. Once granted, the award is subject to cliff vesting on the fourth anniversary of the grant date, subject to the NEOs continued employment on the vesting date (with certain exceptions). The established long-term equity incentive awards for the NEOs, as percentages of their 2025 base salary, as reflected in the table below.

NEO	Threshold	Target	Maximum
William “(Billy”) Y. Carroll, Jr.	28%	55%	83%
Wesley M. (“Miller”) Welborn	20%	40%	60%
Ronald J. Gorczynski	20%	40%	60%
Rhett D. Jordan	20%	40%	60%
Cynthia A. Cain	15%	30%	45%

The 2025 corporate goals in the LTIP and actual results are as follows (dollars in thousands):

					2025	Pay
	Percentage				Actual	Out
Summary of Criteria	Weighting	Threshold	Target	Maximum	Results	%
Operating Return on Average Tangible Common Equity Percentile vs Peers(1)	20%	30th	40th	50th	27th	—
Tangible Book Value Per Share Growth(2)	40%	6.40%	12.81%	19.21%	17.51%	137%
Operating Earnings per Diluted Common Share(3)	40%	$1.37	$2.75	$4.12	$3.03	110%

(1)	Metric compares the Company’s 2025 full year operating return on average tangible common equity (“ROATCE”) percentile rank vs. the 2025 median ROATCE of the previously defined peer group as reported and calculated by S&P Capital IQ. Operating ROATCE is operating earning net income divided by average tangible common equity as provided in our 8-K Earnings Release for December 31, 2025, filed with the SEC on January 20, 2026.
(2)	Tangible book value per share (“TBV”) growth is the percentage change in TBV from December 31, 2024, to December 31, 2025, as provided in our 8-K Earnings Release for December 31, 2025, filed with the SEC on January 20, 2026.
(3)	Operating earnings per diluted common share growth is operating earning net income (calculated as provided above) divided by the diluted number of shares outstanding, as provided in our 8K Earnings Release for December 31, 2025, filed with the SEC on January 20, 2026.

The following table shows the total equity incentive opportunity and the total actual equity incentives awarded for the performance year ending December 31, 2025:

			% of Target
NEO	2025 LTIP Target ($)	2025 LTIP Actual ($) (1)	Incentive
William (“Billy”) Y. Carroll, Jr.	366,857	362,299	98.8%
Wesley M. (“Miller”) Welborn	137,493	135,785	98.8%
Ronald J. Gorczynski	145,649	143,839	98.8%
Rhett D. Jordan	132,520	130,874	98.8%
Cynthia A. Cain	79,628	78,639	98.8%

(1)	These restricted shares were earned based on performance for the year ended 2025 but were not granted until March 10, 2026. The actual number of shares awarded for each. Mr. Carroll - 9,450 shares, Mr. Welborn – 3,542 shares, Mr. Gorczynski – 3,752 shares, Mr. Jordan – 3,414 shares, and Ms. Cain – 2,052 shares.

Additional Awards in 2025

In addition to the previously disclosed LTIP awards, the Committee approved discretionary restricted share awards to the NEOs in recognition of their outstanding performance and significant contributions to the Company. The restricted shares awarded for each NEO are: Mr. Caroll – 10,000 shares, Mr. Welborn – 5,000 shares, Mr. Gorczynski – 5,000 shares, and Ms. Cain – 2,500 shares. The restricted shares vest on January 28, 2030.

Administration of the Incentive Plans

Responsibilities of the Committee

The Committee will have the responsibility to approve, amend, or terminate the Plans as necessary. The actions of the Committee shall be final and binding on all parties. The Committee also has the sole ability to decide if an extraordinary occurrence outside of management’s influence, be it a windfall or a shortfall, has occurred during the Omnibus Incentive Plan’s term, and whether the performance achievement should be adjusted to neutralize the effects of such events.

Responsibilities of the President/CEO

The President/CEO of the Company administers the program directly and provides liaison to the Committee, including the following specific responsibilities:

●	Recommend the participants to be included in the Omnibus Incentive Plan each year. This includes determining if additional associates should be added to the Omnibus Incentive Plan and if any Plan participants should be removed from participating in the Omnibus Incentive Plan.
●	Provide recommendations for the equity incentive award opportunity levels at target and maximum for all other Omnibus Incentive Plan participants. The President/CEO will review the goals/objectives, adjust guideline awards for performance, and recommend final awards to the Committee for their approval.
●	Provide other appropriate recommendations that may become necessary during the life of the Omnibus Incentive Plan.

Clawback Policy

The Company maintains a clawback policy that complies with the applicable listing standards of the NYSE. In the event of a restatement of the reported financial results of the Company due to material non-compliance with financial reporting requirements, the Company will recover reasonably promptly the amount of all erroneously awarded compensation received by an executive officer during the covered period (within the meaning of such terms as provided in the NYSE listing standards).

Prohibitions on Hedging

The Company believes it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving the Company’s stock, and it is the Company’s policy that any investing done by Company personnel in Company securities be on a “buy and hold” basis. The Company prohibits all directors and executive officers from engaging in speculative trading and hedging shares of Company securities. This includes prohibitions against short-selling Company securities and transactions in any derivative of Company securities, including buying and writing options. Additionally, the Company’s Insider Trading Policy prohibits trading for directors, officers and certain associates during designated blackout periods and requires approval by the Company’s Chief Financial Officer prior to any trade.

Equity Grant Practices

The Committee does not take material nonpublic information into account when determining the timing and terms of equity awards. While we do not have a formal equity grant policy, the timing of grants generally occurs in accordance with the yearly compensation cycle. The Company has not timed the disclosure of material nonpublic information to affect the value of executive compensation.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis. Based on its review and discussion with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2025, as required by Item 402(b) of Regulation S-K.

Submitted by the Human Resources and Compensation Committee:

Mr. David A. Ogle, Chair

Mr. Victor L. Barrett

Mr. Steve B. Tucker

Mr. Geoffrey A. Wolpert

The foregoing report of the Human Resources and Compensation Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other SmartFinancial filing under the Securities Act of 1933, as amended (“the Securities Act”) or the Exchange Act, except to the extent SmartFinancial specifically incorporates this report by reference therein.

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

The following table shows the compensation SmartFinancial paid for the years ended December 31, 2025, 2024 and 2023, to (i) its chief executive officer during the fiscal year ended December 31, 2025, (ii) its chief financial officer during the fiscal year ended December 31, 2025, and (iii) its three most highly compensated executive officers (other than its chief executive officer and chief financial officer) serving as executive officers at December 31, 2025, who earned over $100,000 for the fiscal year ended December 31, 2025, (collectively, the “Named Executive Officers”).

					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
NEO	Year	($)	($)(1)	($)(2)(3)	($)	($)(4)	($)
William (“Billy”) Y. Carroll, Jr.	2025	657,297	—	476,757	509,433	74,146	1,717,633
President and Chief Executive Officer	2024	602,080	—	45,260	322,211	70,279	1,039,830
	2023	568,685	—	315,000	134,935	68,318	1,086,938

Wesley M. ("Miller") Welborn	2025	345,688	—	223,535	196,895	80,253	846,371
Chairman	2024	343,643	—	17,437	136,987	79,794	577,861
	2023	330,773	—	123,600	58,481	71,643	584,497

Ronald J. Gorczynski	2025	360,480	—	221,831	208,574	40,938	831,823
Chief Financial Officer	2024	330,125	—	16,465	131,921	39,337	517,848
	2023	311,933	—	114,639	55,246	44,063	525,881

Rhett D. Jordan	2025	330,885	—	43,038	189,774	46,882	610,579
Chief Credit Officer	2024	319,724	—	16,003	104,064	35,135	474,926
	2023	303,042	—	111,394	53,682	36,676	504,794

Cynthia A. Cain	2025	264,953	—	115,798	196,895	28,576	606,222
Chief Accounting Officer	2024	252,105	—	60,946	67,162	33,143	413,356
	2023	254,425	15,925	45,000	24,075	29,993	369,418

(1)	In 2023, Ms. Cain was paid a bonus for her extraordinary efforts related to adoption and implementation of various Bank initiatives.
(2)	Amounts in this column reflect the aggregate grant date fair value of restricted stock awards granted in 2025, 2024 and 2023 pursuant to the SmartFinancial 2015 Stock Incentive Plan, determined in accordance with FASB ASC Topic 718. Refer to Note 13 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025, for information regarding the assumptions used to value these awards.
(3)	Stock awards earned based on performance during 2025 pursuant to the Executive Long-Term Incentive Plan were granted on March 10, 2026, and therefore not included in the Stock Awards column of the Summary Compensation Table for 2025. See “Compensation Discussion and Analysis” section for more information about the 2025 Long-Term Incentive Plan.
(4)	All other compensation amounts for 2025 are detailed below.

All Other Compensation

The following table contains information for the amounts of other compensation paid during 2025.

	William	Wesley M.
	(“Billy”) Y.	(“Miller”)	Ronald J.	Rhett D.	Cynthia A.
	Carroll, Jr.	Welborn	Gorczynski	Jordan	Cain
401k Match	$14,000	$14,000	$14,000	$13,827	$11,365
Auto Allowance	5,091	6,502	9,000	3,600	—
Club Memberships	25,000	25,000	—	—	—
Medical Premium	28,765	30,941	16,648	28,765	16,521
Group-Term Life Insurance	1,290	3,810	1,290	690	690
Totals	$74,146	$80,253	$40,938	$46,882	$28,576

2025 Grants of Plan-Based Awards

The following table contains information about the named executive officers’ plan-based awards during 2025.

					All Other
					Stock Awards:
					Number of	Grant Date
					Shares of	Fair Value of
		Estimated Possible Payouts Under			Stock or	Stock
		Non-Equity Incentive Plan Awards ($)(1)			Units	Awards
NEO	Grant Date	Threshold	Target	Maximum	(#)(2)	($)(3)
William (“Billy”) Y. Carroll, Jr.		200,104	400,207	600,311
	1/29/2025				13,426	476,757
Wesley M. (“Miller”) Welborn		77,340	154,679	232,019
	1/29/2025				6,295	223,535
Ronald J. Gorczynski		81,927	163,855	245,782
	1/29/2025				6,247	221,831
Rhett D. Jordan		74,543	149,085	223,628
	1/29/2025				1,212	43,038
Cynthia A. Cain		46,450	92,900	139,349
	1/29/2025				3,261	115,798
(1)	Reflects annual cash incentive opportunities under the CIP.
(2)	Includes the LTIP awards and the additional restricted shares awards granted in 2025, as described on page 36 of this proxy.
(3)	Stock awards were granted under the 2015 Stock Incentive Plan. The grant date fair value of the stock award was $35.51 per share.

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table shows the number of outstanding shares of restricted stock held by the Named Executive Officers at December 31, 2025.

	Stock Awards
		Market Value
	Number of	of Shares or
	Shares or Units	Units of Stock
	of Stock That	That Have Not
	Have Not Vested	Vested	Vesting
NEO	(#)(1)	($)(2)	Date
William (“Billy”) Y. Carroll, Jr.	6,500	240,435	01/01/26
	11,873	439,182	01/24/27
	1,861	68,838	01/29/28
	3,426	126,728	01/28/29
	10,000	369,900	01/28/30

Wesley M. (“Miller”) Welborn	4,400	162,756	01/01/26
	4,659	172,336	01/24/27
	717	26,522	01/29/28
	1,295	47,902	01/28/29
	5,000	184,950	01/28/30

Ronald J. Gorczynski	2,500	92,475	01/01/26
	4,321	159,834	01/24/27
	677	25,042	01/29/28
	1,247	46,127	01/28/29
	5,000	184,950	01/28/30

Rhett D. Jordan	2,500	92,475	01/01/26
	4,199	155,321	01/24/27
	658	24,339	01/29/28
	1,212	44,832	01/28/29

Cynthia A. Cain	1,500	55,485	01/01/26
	1,696	62,735	01/24/27
	506	18,717	01/29/28
	761	28,149	01/28/29
	2,000	73,980	01/29/29
	2,500	92,475	01/28/30

(1)	Each Named Executive Officer’s shares vest pro rata on an accelerated basis upon his death or disability and may, at the discretion of the Company’s Board of Directors, fully vest upon a change in control.
(2)	Based on the closing price of SMBK common stock on December 31, 2025, the last trading day of our fiscal year ($36.99).

Stock Vested in 2025

The following table sets forth information concerning the vesting of restricted stock units for our Named Executive Officers during the year ended December 31, 2025.

	Stock Awards
	Shares
	received Upon	Value Realized
	Vesting	on Vesting
NEO	(#)	($)(1)
William (“Billy”) Y. Carroll, Jr.	6,500	201,370
Wesley M. (“Miller”) Welborn	4,400	136,312
Ronald J. Gorczynski	2,500	77,450
Rhett D. Jordan	2,500	77,450
Cynthia A. Cain	—	—

(1)	The dollar amounts shown are determined by multiplying the number of shares that vested by the closing price of the common stock on the vesting date.

Potential Termination Payments and Benefits

Change-in-Control and Employment Agreements

Mr. Carroll, Jr. On March 9, 2020, the Company entered into an employment agreement with Mr. Carroll, Jr. containing provisions for an annual base salary, the opportunity to achieve incentive compensation and annual bonus, and certain other provisions, as described below.

Compensation. Mr. Carroll, Jr.’s employment agreement provides for (i) an initial base salary of $470,000, subject to annual review by the Company’s Board of Directors, (ii) an annual cash bonus based on achievement of performance measures established by the Board of Directors, and (iii) retirement and health and welfare benefits available to associates of the Company generally. In addition, Mr. Carroll, Jr. receives a Company-owned automobile and an annual allowance of $25,000 for a club membership.

Term. Mr. Carroll, Jr.’s employment agreement has an initial term of two years, and thereafter will automatically renew for additional one-year terms, unless either party gives the other party written notice of non-renewal at least 60 days prior to the end of the then-current term.

Severance Pay. In the event that Mr. Carroll, Jr.’s employment is terminated by the Company without “cause” or by the Mr. Carroll, Jr. for “good reason” (as such terms are defined in the employment agreement), Mr. Carroll, Jr. would be entitled to receive a severance payment equal to one times his base salary, payable over 12 months following his termination, plus payment of COBRA health insurance premiums for 12 months following his termination.

Restrictive Covenants. To receive severance benefits under his employment agreement, Mr. Carroll, Jr. must enter into a separation agreement with the Company containing a full release of claims and covenant not to sue, and comply with certain restrictive covenants, including non-competition and non-solicitation of customers and associates for a period of one year following termination of employment.

Severance on Change of Control. In the event Mr. Carroll, Jr.’s employment is terminated by the Company without “cause” or by Mr. Carroll, Jr. for “good reason” within 18 months following a “change in control” of the Company (as defined in the employment agreement), Mr. Carroll, Jr.’s employment agreement would entitle him to receive a severance payment equal to 2.99 times the sum of his base salary and the average of the two most recent annual cash bonuses paid to him prior to his termination, payable in a lump sum, plus payment of COBRA health insurance premiums for 18 months following his termination.

Mr. Welborn. During 2025, the Company was not party to an employment agreement with Mr. Welborn. Mr. Welborn’s base salary for 2025 was $343,643. Mr. Welborn was eligible to participate in both the CIP and LTIP. In addition, Mr. Welborn receives a Company-owned automobile and an annual allowance of $25,000 for a club membership.

On March 9, 2020, SmartFinancial entered into an Executive Change in Control Agreement with Mr. Welborn. Mr. Welborn’s Executive Change in Control Agreement provides that if a change in control of the Company occurs and immediately following the change in control, Mr. Welborn will not be employed by, serve on the board of directors of, or be compensated for services rendered in any capacity by the Company or any successor or affiliate of the Company, then the Company (or its successor) will pay to Mr. Welborn a lump sum amount within 60 days following the change in control equal to 2 times the sum of his base salary immediately prior to the change in control and the average of the two most recent annual cash bonuses paid to him prior to the change in control.

To receive severance benefits under the agreement, Mr. Welborn must enter into a separation agreement with the Company containing a full release of claims and covenant not to sue, and comply with certain restrictive covenants, including non-competition and non-solicitation of customers and associates for a period of one year following his termination of employment.

Mr. Gorczynski. On March 9, 2020, the Company entered into an employment agreement with Mr. Gorczynski containing provisions for an annual base salary, the opportunity to achieve incentive compensation and annual bonus, and certain other provisions, as described below.

Compensation. Mr. Gorczynski’s employment agreement provides for (i) an initial base salary of $257,500, subject to annual review by the Company’s Board of Directors, (ii) an annual cash bonus based on achievement of performance measures established by the Board of Directors, and (iii) retirement and health and welfare benefits available to associates of the Company generally. In addition, Mr. Gorczynski receives an automobile allowance of $750 per month.

Term. Mr. Gorczynski’s employment agreement has an initial term of two years, and thereafter will automatically renew for additional one-year terms, unless either party gives the other party written notice of non-renewal at least 60 days prior to the end of the then-current term.

Severance Pay. In the event that Mr. Gorczynski’s employment is terminated by the Company without “cause” or by Mr. Gorczynski for “good reason” (as such terms are defined in the employment agreement), Mr. Gorczynski would be entitled to receive a severance payment equal to one times his base salary, payable over 12 months following his termination, plus payment of COBRA health insurance premiums for 12 months following his termination.

Restrictive Covenants. To receive severance benefits under his employment agreement, Mr. Gorczynski must enter into a separation agreement with the Company containing a full release of claims and covenant not to sue, and comply with certain restrictive covenants, including non-competition and non-solicitation of customers and associates for a period of one year following termination of employment.

Severance on Change of Control. In the event Mr. Gorczynski’s employment is terminated by the Company without “cause” or by Mr. Gorczynski for “good reason” within 18 months following a “change in control” of the Company (as defined in the employment agreement), Mr. Gorczynski would be entitled to receive a severance payment equal to 2 times the sum of his base salary and the average of the two most recent annual cash bonuses paid to him prior to his termination, payable in a lump sum, plus payment of COBRA health insurance premiums for 18 months following his termination.

Mr. Jordan. On March 9, 2020, the Company entered into an employment agreement with Mr. Jordan containing provisions for an annual base salary, the opportunity to achieve incentive compensation and annual bonus, and certain other provisions, as described below.

Compensation. Mr. Jordan’s employment agreement provides for (i) an initial base salary of $257,500, subject to annual review by the Company’s Board of Directors, (ii) an annual cash bonus based on achievement of performance measures established by the Board of Directors, and (iii) retirement and health and welfare benefits available to associates of the Company generally. In addition, Mr. Jordan receives a company-owned automobile.

Term. Mr. Jordan’s employment agreement has an initial term of two years, and thereafter will automatically renew for additional one-year terms, unless either party gives the other party written notice of non-renewal at least 60 days prior to the end of the then-current term.

Severance Pay. In the event that Mr. Jordan’s employment is terminated by the Company without “cause” or by Mr. Jordan for “good reason” (as such terms are defined in the employment agreement), Mr. Jordan would be entitled to receive a severance payment equal to one times his base salary, payable over 12 months following his termination, plus payment of COBRA health insurance premiums for 12 months following his termination.

Restrictive Covenants. To receive severance benefits under his employment agreement, Mr. Jordan must enter into a separation agreement with the Company containing a full release of claims and covenant not to sue, and comply with certain restrictive covenants, including non-competition and non-solicitation of customers and associates for a period of one year following termination of employment.

Severance on Change of Control. In the event Mr. Jordan’s employment is terminated by the Company without “cause” or by Mr. Jordan for “good reason” within 18 months following a “change in control” of the Company (as defined in the employment agreement), Mr. Jordan would be entitled to receive a severance payment equal to 2 times the sum of his base salary and the average of the two most recent annual cash bonuses paid to him prior to his termination, payable in a lump sum, plus payment of COBRA health insurance premiums for 18 months following his termination.

Ms. Cain.  On March 1, 2021, the Company entered into an Executive Change in Control Agreement with Ms. Cain. Ms. Cain’s Executive Change in Control Agreement provides that if employment is terminated by the Company without “cause” or by Ms. Cain for “good reason” within 18 months following a “change in control” of the Company (as defined in the change in control agreement), Ms. Cain would be entitled to receive a severance payment equal to 1 times the sum of her base salary as of the termination date, payable in a lump sum.

To receive severance benefits under the agreement, Ms. Cain must enter into a separation agreement with the Company containing a full release of claims and covenant not to sue, and comply with certain restrictive covenants, including non-competition and non-solicitation of customers and associates for a period of one year following her termination of employment.

Summary of Potential Termination Payments and Benefits

The following table describes the potential payments and benefits that would have been payable to the NEOs under our existing plans and agreements, assuming (1) a termination of employment, and/or (2) a change in control occurred, in each case, on December 31, 2025. The closing market price of the Company’s common stock on that date was $36.99 per share. None of the NEOs would be eligible for any of these payments if they were terminated for cause.

				Termination
				without
			Termination	Cause/Good
			without	Reason in
			Cause or for	connection
		Disability	Good Reason	with a Change
NEO	Death ($)	($)	($)	in Control ($)
William (“Billy”) Y. Carroll, Jr.
Salary	—	—	667,012	1,994,366
Bonus	—	—	—	1,243,308
Medical Benefits	—	—	29,340	44,010
Equity Awards	1,245,083	1,245,083	686,507	1,245,083
BOLI Death Benefit	500,000	—	—	—
Total	1,745,083	1,245,083	1,382,859	4,526,767

Wesley M. (“Miller”) Welborn
Salary	—	—	—	687,464
Bonus	—	—	—	333,882
Medical Benefits	—	—	—	—
Equity Awards	594,466	594,466	343,299	594,466
BOLI Death Benefit	500,000	—	—	—
Total	1,094,466	594,466	343,299	1,615,812

Ronald J. Gorczynski
Salary	—	—	364,121	728,242
Bonus	—	—	—	340,495
Medical Benefits	—	—	15,961	23,942
Equity Awards	508,428	508,428	263,957	508,428
BOLI Death Benefit	400,000	—	—	—
Total	908,428	508,428	644,039	1,601,107

Rhett D. Jordan
Salary	—	—	331,301	662,602
Bonus	—	—	—	146,919
Medical Benefits	—	—	29,340	44,010
Equity Awards	316,967	316,967	226,125	316,967
BOLI Death Benefit	400,000	—	—	—
Total	716,967	316,967	586,766	1,170,498

Cynthia A. Cain
Salary	—	—	265,427	265,427
Bonus	—	—	—	—
Medical Benefits	—	—	—	—
Equity Awards	331,541	331,541	161,037	331,541
BOLI Death Benefit	400,000	—	—	—
Total	731,541	331,541	426,464	596,968

Pay Versus Performance

The following table summarizes the total compensation paid to our principal executive officer (i.e., our President and Chief Executive Officer) (“PEO”) and Non-PEO NEOs versus the performance of the Company for the fiscal years ended December 31, 2025 2024, 2023, 2022 and 2021.

					Value of Initial Fixed $100
					Investment Based On
								Company
			Average					Selected
			Summary	Average				Measure–
	Summary		Compensation	Compensation	Total	Peer Group		Operating
	Compensation	Compensation	Table Total for	Actually Paid	Shareholder	Total		Net Income
	Table Total	Actually Paid to	Non-PEO NEOs	to Non-PEO	Return	Shareholder	Net Income ($)	($) (in
Year	PEO ($)(2)	PEO ($)(1)	($)(2)	NEOs ($)(1)(2)	($)	Return ($)(3)	(in thousands)	thousands)(4)
2025	1,717,633	1,394,633	723,749	628,357	215.73	160.37	50,347	51,155
2024	1,039,830	1,190,116	495,998	534,680	178.96	145.82	36,141	34,885
2023	1,086,938	693,099	496,148	369,775	139.75	123.35	28,593	34,405
2022	1,011,283	958,814	491,425	455,800	154.75	122.74	43,022	43,332
2021	1,029,608	1,002,074	541,249	649,473	152.35	139.21	34,790	37,505

(1)	Compensation Actually Paid (“CAP”) amounts include total compensation as reported in the Summary Compensation Table, less the grant date fair value of stock awards (RSA), plus the change in fair value of equity awards during the reported year. A reconciliation of CAP to total compensation as reported in the Summary Compensation Table is shown in the table below.
(2)	William (“Billy”) Carroll, Jr. was the PEO for each of 2025, 2024, 2023, 2022 and 2021. The non-PEO NEOs are: (i) for 2025, 2024 and 2023 are Wesley M. Welborn, Ronald J. Gorczynski, Rhett D. Jordan and Cynthia A. Cain, (ii) for 2022, Wesley M. Welborn, Ronald J. Gorczynski, Gregory L. Davis and Rhett D. Jordan and (iii) for 2021, Wesley M. Welborn and Ronald J. Gorczynski.
(3)	Peer group total shareholder return reflects the S&P SmallCap Bank Index, which is a market-capitalization-weighted index that tracks the performance of NYSE and NASDAQ-listed banks, insurance underwriters and specialty lenders in S&P's coverage universe with $250 million to $1 billion market capitalization as of most recent pricing data. The S&P SmallCap Bank Index is the same index used for our performance graph disclosed in our Annual Report on Form 10-K for the year ended December 31, 2025.
(4)	We selected operating net income, which is a non-GAAP measure, as the most important performance measurement for 2025. Operating net income is calculated by excluding the following from net income: securities gains and losses, merger related and restructuring expenses and other noncore operating items.

			Add:
			Change in		Add:
			Value of	Add: Change in	Dividends on
	Summary		Stock Awards	Value of Options	Restricted	Compensation
	Compensation	Deduct:	during FY	during FY	Stock	Actually Paid
Year	Table Total ($)	Stock Awards ($)	($)	($)	($)	($)
William (“Billy”) Y. Carroll, PEO
2025	1,717,633	(476,757)	142,831	—	10,926	1,394,633
2024	1,039,830	(45,260)	186,372	—	9,174	1,190,116
2023	1,086,938	(315,000)	(89,497)	—	10,658	693,099
2022	1,011,283	(50,013)	(10,418)	—	7,962	958,814
2021	1,029,608	(175,617)	140,523	—	7,560	1,002,074
Average Non-PEO NEO's
2025	723,749	(151,051)	51,871	—	3,788	628,357
2024	495,998	(27,713)	63,176	—	3,219	534,680
2023	496,148	(98,658)	(31,441)	—	3,726	369,775
2022	491,425	—	(13,013)	(25,461)	2,849	455,800
2021	541,249	(93,219)	131,175	67,076	3,192	649,473

Description of Relationships Among Pay Versus Performance Measures

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our PEO and Non-PEO NEOs and

Company performance for the fiscal years listed below. The Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Relationship Between PEO and Average Non-PEO NEOs Compensation Actually Paid and Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs. In addition, the graph compares our cumulative TSR and our S&P SmallCap Bank Index cumulative TSR for the indicated years. The cumulative TSR assumes an initial investment of $100 at the market close on December 31, 2020, in SMBK common stock and in the common stock of companies within our SmallCap Bank Index group. A $100 investment in SMBK stock on December 31, 2020, would be valued at $215.73 at December 31, 2025, which outperformed the TSR of a $100 investment in our SmallCap Bank Index, which would be valued at $160.37, invested over the same time period.

Relationship Between PEO and Average Non-PEO NEOs Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our Net Income each of the five most recently completed fiscal years.

Relationship Between PEO and Average Non-PEO NEOs Compensation Actually Paid and Operating Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our operating net income during the five most recently completed fiscal years.

Tabular List of Important Financial Measures

The most important financial performance measures used by the Company in 2025 to set the compensation for its principal executive officer, or PEO and all of its non-PEO Named Executive Officers are listed below:

●	Operating Net Income
●	Operating PPNR Return on Average Assets
●	Non-Performing Assets / Total Asset
●	Net Charge-Offs / Average Loans
●	2025 Operating ROATCE Percentile Rank vs. 2025 group median
●	2025 Growth in TBV Per Share
●	Operating Earnings per Diluted Common Share Growth

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the following information about the relationship of the annual total compensation of our associates and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To determine the median associate for 2025, we used Box 5 wages reported on the 2025 Form W-2 as our consistently applied compensation measure for all individuals, excluding the CEO, who received compensation during 2025 through December 31, 2025. Our median employee identification date was December 31, 2025. Once we identified our median associate, we determined the annual total compensation of our median associate for 2025. We then calculated the CEO’s and median associate’s 2025 total compensation in a comparable manner to the CEO compensation provided in the Summary Compensation Table.

For 2025, the total compensation to the CEO as $1,717,633. The total of all compensation to the median associate was $69,128. The CEO pay to median associate pay was approximately 25 to 1.

The pay ratio identified above is a reasonable estimate calculated in a manner consistent with SEC rules. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company’s workforce, as well as the assumptions and methodologies used in calculating the pay ratio, as permitted by SEC rules.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors oversees the accounting and financial reporting processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company’s independent auditor and the performance of the Company’s internal and independent auditors. The Audit Committee’s function is more fully described in its Board approved charter, available on our website: www.smartfinancialinc.com in the Corporate Information area. The Audit Committee reviews that charter on an annual basis. The Board annually reviews the New York Stock Exchange (“NYSE”) listing standards’ definition of “independence” for Audit Committee members and applicable SEC rules related to Audit Committee member independence and has determined that each member of the Audit Committee meets those standards.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management must adopt accounting and financial reporting principles, internal controls and procedures that are designed to ensure compliance with accounting standards, applicable laws and applicable regulations. The Audit Committee met with management regularly during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors. The Audit Committee also discussed with the Company’s senior management and independent auditors the process used for certifications by the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, which are required for certain of the Company’s filings with the SEC.

The Audit Committee is responsible for hiring and overseeing the performance of the Company’s independent registered public accounting firm. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Elliott Davis, PLLC (“Elliott Davis”) has served as the independent registered public accounting firm for the Company since 2025. In accordance with NYSE listing standards, Elliott Davis is registered as a public accounting firm with the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ending December 31, 2025, with management. The Audit Committee also met separately with both management and Elliott Davis to discuss and review those financial statements and reports prior to issuance. Management has represented, and Elliott Davis has confirmed to the Audit Committee, that the financial statements were prepared in accordance with generally accepted accounting principles. Additionally, the Audit Committee has discussed with Elliott Davis the applicable matters required to be discussed by the Securities and Exchange Commission and the PCAOB.

The Audit Committee received from and discussed with Elliott Davis the matters required to be discussed by PCAOB Auditing Standard No. 1301 (“AS 1301”). The Audit Committee has received the written disclosure and letter from Elliott Davis required by applicable requirements of the PCAOB regarding independence and has discussed with Elliott Davis the auditor’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of directors that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2025.

Submitted by the Audit Committee:

Mr. Victor L. Barrett, Chair
Mr. Ted C. Miller
Mr. Steven B. Tucker
Mr. Keith E. Whaley O.D.
Mr. Geoffrey A. Wolpert

This report is submitted on behalf of the members of the Audit Committee and shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall it be incorporated by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under these Acts.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed Elliott Davis, PLLC (“Elliott Davis”) to serve as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2026. Elliott Davis served as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2025. There are no affiliations between SmartFinancial and Elliott Davis or its partners, associates, or employees, other than those which pertain to the engagement of Elliott Davis as independent auditors for the Company and for certain permitted consulting services. Representatives of Elliott Davis are expected to be in virtual attendance at the Annual Meeting and will be afforded the opportunity to make a statement. The representatives will also be available to respond to questions. The Audit Committee recommends that shareholders vote in favor of ratification of such appointment.

Shareholder approval of the selection of Elliott Davis as our independent auditors is not required by law, by our bylaws, or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment and compensation of the independent auditor and for oversight of the audit work. The Audit Committee will consider the results of the shareholder vote on this proposal and, in the event of a negative vote, will reconsider its selection of Elliott Davis, but is not bound by the shareholder vote.

Even if the Elliott Davis appointment is ratified by the Company’s shareholders, the Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

This Proposal Number Two gives you as a shareholder the opportunity to ratify the selection of Elliott Davis as the independent registered public accounting firm of the Company through the following resolution:

RESOLVED, that the shareholders of SmartFinancial, Inc. approve and ratify the selection of Elliott Davis, PLLC, as the independent registered public accounting firm of SmartFinancial, Inc. for its fiscal year ending December 31, 2026.

The following table presents the aggregate fees billed to SmartFinancial for professional services rendered by Elliott Davis and Forvis Mazars, LLP (“Forvis”), for the fiscal years ended December 31, 2025, and 2024:

	2025
	Elliott
Services	Davis	Forvis(3)	2024
Audit Fees(1)	$401,200	$26,040	$394,308
Audit Related Fees(2)	19,000	—	14,700
Tax Fees	—	—	—
All Other Fees	—	—	—
Total	$420,200	$26,040	$409,008

(1)	Includes fees related to the Company’s annual independent integrated audit of the consolidated financial statements, quarterly reviews and reports on internal control over financial reporting.
(2)	Fees for the audit of U.S. Housing and Urban Development assisted programs.
(3)	Forvis was our independent registered accounting firm until May 29, 2025.

The charter of the Audit Committee provides that the duties and responsibilities of the Audit Committee include the pre-approval of all services that may be provided to SmartFinancial by independent registered public accounting firms whether or not related to the audit. In the fiscal years 2025 and 2024, the fees described above were approved by the Audit Committee.

This Proposal Number Two will be approved if the number of shares of common stock present at the annual meeting, in person, or represented by proxy and entitled to vote on this proposal vote “for” the matter exceed the number of shares of common stock that vote “against” the matter. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF ELLIOTT DAVIS, PLLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2026.

Changes in and Disagreement with Accountants on Accounting and Financial Disclosure

As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on May 30, 2025, (the “Filing Date”), on May 29, 2025, the Audit Committee dismissed Forvis Mazars, LLP (“Forvis”) as the Company's principal independent registered public accounting firm. Forvis served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2024.

The audit reports of Forvis on the Company’s consolidated financial statements for each of the fiscal years ended December 31, 2024, and 2023 did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company's fiscal years ended December 31, 2024 and 2023, and the subsequent interim period from January 1, 2025 through May 29, 2025, there were (i) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Forvis on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Forvis, would have caused Forvis to make reference to the subject matter of the disagreement in connection with Forvis’s reports on the Company’s consolidated financial statements for 2024 and 2023, and (ii) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

The Audit Committee conducted a competitive process to review the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. The Audit Committee invited multiple firms to participate in this process. As a result of this process and following careful deliberation, on May 29, 2025, the Audit Committee of the Company’s Board of Directors approved the engagement of Elliott Davis, the Company's principal independent registered public accounting firm for the Company’s fiscal year ended December 31, 2025, subject to the completion of Elliott Davis’s standard client acceptance procedures.

During the Company’s fiscal years ended December 31, 2024 and 2023, and the subsequent interim period from January 1, 2025 through May 29, 2025, neither the Company nor anyone acting on its behalf consulted with Elliott Davis regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Elliott Davis concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” (as defined in Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Regulation S-K and the related instructions, respectively).

The Company provided Forvis with a copy of the disclosures contained herein prior to filing with the Securities and Exchange Commission (the “SEC”) and requested that Forvis furnish it with a letter addressed to the SEC stating whether Forvis agrees with the statements made above, if not, stating the respects in which it does not agree. A copy of Forvis’s letter dated May 30, 2025, was attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on the Filing Date.

PROPOSAL 3—ADVISORY VOTE ON THE COMPENSATION OF SMARTFINANCIAL’S NAMED EXECUTIVE OFFICERS

SmartFinancial believes that the compensation for the Named Executive Officers, as described in “Compensation of Named Executive Officers and Directors” on page 29 of this proxy statement, is based on a pay-for-performance culture and is strongly aligned with the long-term interests of SmartFinancial’s shareholders. SmartFinancial believes that this culture helps executives focus on prudent risk management and appropriately rewards them for performance. Each year, as required by Section 14A of the Exchange Act, SmartFinancial gives you, as a shareholder, the opportunity to endorse the compensation for our named executive officers. The proposal described below, commonly known as a “Say on Pay” proposal, gives you the opportunity to approve, on an advisory basis, such compensation as described in this proxy statement.

SmartFinancial also believes that both the Company and its shareholders benefit from responsive corporate governance policies and consistent dialogue and that the extensive disclosure of compensation information provided in this proxy statement provides you, SmartFinancial shareholders, the information you need to make an informed decision as you weigh the pay of the Named Executive Officers in relation to the Company’s performance.

This Proposal Number Three gives you as a shareholder the opportunity to endorse or not endorse the compensation the Company paid to the Named Executive Officers through the following resolution:

RESOLVED, that the shareholders of SmartFinancial, Inc. approve the compensation of the Named Executive Officers of SmartFinancial, Inc. set forth in the Summary Compensation Table and Narrative for Fiscal Year 2025 section of this proxy statement and described by the same.

This proposal will be approved if the number of shares of common stock present at the annual meeting, in person, or represented by proxy and entitled to vote on this proposal vote “for” the matter exceed the number of shares of common stock that vote “against” the matter. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

Because your vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when considering future executive compensation arrangements for SmartFinancial’s Named Executive Officers.

Unless the Board modifies its policy on the frequency of future “Say on Pay” advisory votes, the next “Say on Pay” vote will be held at the 2027 annual meeting of shareholders.

This Proposal Number Three is provided as required pursuant to the Exchange Act.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THIS PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

OTHER MATTERS

We know of no other matters to be submitted to our shareholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. Discretionary authority with respect to such matters is granted by execution of the enclosed proxy.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2027 ANNUAL MEETING

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in our proxy statement and form of proxy for our 2027 annual meeting must submit their proposals so that they are received by us at our principal executive offices, addressed to our Corporate Secretary, no later than December 8, 2026. Shareholder proposals not submitted for inclusion in next year’s proxy statement and form of proxy, but instead sought to be presented directly at our 2027 annual meeting of shareholders (including a notice recommending a director candidate), may be brought before the annual meeting generally so long as we receive notice of the proposal, addressed to our Corporate Secretary, at our principal executive offices, not more than 120 days or less than 90 days prior to the one year anniversary of our 2026 Annual Meeting of shareholders (i.e., between January 21, 2027, and February 20, 2027) and the proposal otherwise complies with the Company’s bylaws. Proposals must comply with the Company’s bylaws relating to shareholder proposals and certain SEC Regulations in order to be included in the Company’s proxy materials. The notice of a proposed director nomination must include the information required in the Company’s bylaws regarding director nominations by shareholders, as well as information that would be required to be disclosed in the solicitation of proxies for the election of directors under federal securities laws, including Rule 14a-19 of the Exchange Act.  No director nominations were received from shareholders in connection with this Annual Meeting.

ANNUAL REPORT

A copy of our annual report for our fiscal year ended December 31, 2025, is being made available concurrently with this proxy statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

We filed an annual report on Form 10-K with the SEC on March 16, 2026. Shareholders may obtain a copy of our annual report, including any amendments thereto, without charge, by writing to our Investor Relations at our principal executive offices, located at 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000701125_1 R2.09.05.010 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Cathy G. Ackermann 02 Victor L. Barrett 03 William Y. Carroll, Jr. 04 William Y. Carroll, Sr. 05 David A. Ogle 06 Kelli D. Shomaker 07 Steven B. Tucker 08 Wesley M. Welborn 09 Keith E. Whaley, O.D 10 Geoffrey A. Wolpert SMARTFINANCIAL, INC. 5401 KINGSTON PIKE, SUITE 600 KNOXVLLE, TN 37919 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/20/2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/20/2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of Elliott Davis, PLLC as the company's independent registered public accountants for the fiscal year ending December 31, 2026. 3. To approve, on a non-binding advisory basis, the compensation of SmartFinancial's named executive officers as listed in these proxy materials. NOTE: To consider any other business as may properly come before the meeting or any adjournment of the annual meeting. Please sign your name exactly as it appears on your stock certificate. If your shares are held by joint tenants, both joint tenants should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such.

0000701125_2 R2.09.05.010 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com SMARTFINANCIAL, INC. Annual Meeting of Shareholders May 21, 2026 2:30 PM EDT This proxy is solicited by the Board of Directors By signing below, you appoint Wesley M. (“Miller”) Welborn and William (“Billy”) Y. Carroll, Jr. to be your proxies. This appointment applies to each of them separately and allows them to appoint substitutes as needed. You are empowering them to vote all of your shares of common stock of SmartFinancial, Inc. at the 2026 annual meeting of the company’s shareholders, which will be held on May 21, 2026, beginning at 2:30 p.m. EDT, at the main office of SmartBank, 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919, and at any adjournment of the annual meeting. If you wish to revoke your proxy and vote in person at the annual meeting, please arrive at the meeting location no later than 1:30 p.m. so that the company can confirm the number of shares eligible to vote. Your proxies will vote on the proposals described in the accompanying proxy statement as you specify on this card. If you do not specify how you want your proxies to vote, your proxies will vote “FOR” the election of the 10 director nominees listed in the proxy statement, “FOR” ratification of the appointment of the company’s independent registered public accounting firm, and “FOR” approving the compensation of the named executive officers. If any other matters properly come before the annual meeting, your proxies will vote on these matters in accordance with their judgment. Continued and to be signed on reverse side